UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

agilon health, inc.

(Name of Registrant as Specified in its Charter)

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Health Care Reimagined.

2023 Proxy Statement

agilon health

CEO Message.

April 14, 2023
Dear agilon Shareholder:

2022 was a remarkable year for agilon health. We achieved record earnings growth, established new partnerships with physician practices and health systems, and expanded our network from 1,600 to 2,200+ primary care physicians in 12 states and 25 communities. These incredible results reflect the hard work and dedication of our team of more than 740 talented employees, who are focused on agilon’s mission to be a trusted partner and empower physicians to reimagine the patient experience for American seniors.

Among our many achievements in 2022, total members on the agilon platform increased by 51%, to 358,600 as of December 31, 2022, including 269,500 Medicare Advantage members and 89,000 Direct Contracting beneficiaries. Through those partnerships, we have increased our total revenues by 48% compared to the prior year, with fiscal year 2022 revenues of $2.7 billion. Most importantly, we are scaled for growth and expect to generate significant gains in profitability while advancing our robust increases in both membership and revenue in 2023.

As I reflect on the broken state of the American healthcare system, it is clear there has never been a greater need for a new model of primary care, one that prioritizes patient outcomes over volume of services. The agilon full-risk, Total Care Model is critical to empowering primary care physicians and helping them redefine the care delivery experience for their senior patients. Under our model, PCPs are incentivized to focus on their patients’ total health and to provide the highest quality care in a more efficient manner, as opposed to the traditional Fee-for-Service model that prioritizes volume of services over value and outcomes. In the latter approach, practicing physicians are experiencing high rates of burnout and younger physicians are choosing alternative fields. The agilon approach is creating a new paradigm, resulting in an improved patient experience, healthier communities, and more satisfied doctors. And because we partner with existing physician groups, local communities benefit from reinvestment of savings from newfound efficiencies, helping to sustain and grow access to high quality primary care that is especially critical for underserved communities.

In my conversations over the past year, I am continually inspired by the stories of agilon partners, community-based PCPs who have strengthened their practices and delivered more comprehensive care to patients with the agilon Total Care Model. There is no intervention in healthcare that is more impactful than a trusting relationship between a PCP and their patient. By empowering primary care physicians, we can bring customized, sustainable, value-based healthcare solutions to hundreds of communities in need across the United States.

It is my pleasure to invite you to learn more about our vision and progress at our second annual meeting of stockholders, taking place on May 24, 2023. The attached proxy statement contains information about the meeting agenda, as well as voting instructions. We thank you for taking time to review and vote on these important issues.

On behalf of our Board of Directors and our entire team, thank you for supporting agilon health, and for helping us ensure our physician partners thrive alongside their patients.

Best,

Steve Sell
Chief Executive Officer
agilon health, inc.

Notice of Annual Meeting
of Stockholders.

On behalf of the board of directors (the “board”), I cordially invite you to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of agilon health, inc. (the “Company”).

Date and Time

Wednesday, May 24, 2023 at 12:00 p.m., Eastern Time

Location

www.virtualshareholdermeeting.com/AGL2023

We have adopted this technology to expand access to the meeting, improve communications and lower the cost to our stockholders, the Company and the environment. We believe that the virtual Annual Meeting should enable increased stockholder participation from locations around the world.

Agenda

At the meeting, stockholders will consider and vote on the following matters:

1.	Proposal 1: Election of four Class II directors for a three-year term ending at the 2026 Annual Meeting of Stockholders;
2.	Proposal 2: Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2023;
3.	Proposal 3: Advisory vote to approve the compensation paid to the Company’s named executive officers; and
4.	Any such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The board recommends that you vote “FOR” the election of each of the nominees named in Proposal 1 of this Proxy Statement and “FOR” each of Proposals 2 and 3. Information about the matters to be acted upon at the Annual Meeting is contained in the accompanying Proxy Statement.

2023 Proxy Statement | 4

Voting Your Shares

Stockholders of record holding shares of common stock, par value $0.01 per share (the “Shares”) as of the close of business on March 31, 2023 (the “Record Date”) are entitled to vote at the Annual Meeting.

Internet: Please log on to www.proxyvote.com and submit a proxy to vote your Shares by 11:59 p.m., Eastern Time, on May 23, 2023.

Telephone: Please call the number on your proxy card until 11:59 p.m., Eastern Time, on May 23, 2023.

Mail: If you received printed copies of the proxy materials, please complete, sign, date and return your proxy card by mail to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717 so that it is received by the Company prior to the Annual Meeting.

In Person (Virtually): You may attend the virtual Annual Meeting and cast your vote. Stockholders present virtually during the Annual Meeting will be considered present in person.

Beneficial owners whose Shares are held at a brokerage firm or by a bank or other nominee should follow the voting instructions that they received from the nominee.

We are furnishing our proxy materials to all of our stockholders over the Internet rather than in paper form. We believe that this delivery process will lower the costs of printing and distributing our proxy materials and reduce our environmental impact, without impacting our stockholders’ timely access to this important information. Accordingly, stockholders of record at the close of business on March 31, 2023 will receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and may vote at the Annual Meeting of Stockholders. Such stockholders will also receive notice of any postponements or adjournments of the meeting. The Notice of Internet Availability is being distributed to stockholders on or about April 14, 2023.

2023 Proxy Statement | 5

Whether or not you plan to attend the annual meeting, please vote by Internet at your earliest convenience or complete, sign, date and return the proxy card so that your shares will be represented at the meeting. You may choose to attend the meeting and personally cast your votes even if you vote by Internet or fill out and return a proxy card by mail. If you choose to attend the meeting virtually, you may revoke your proxy and personally cast your votes at the meeting.

By Order of the Board of Directors,

Denise Zamore Chief Legal Officer and Corporate Secretary

6210 E. Highway 290, Suite 450
Austin, Texas 78723

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 24, 2023.

The accompanying Proxy Statement, our 2022 Annual Report to Stockholders, and directions on how to participate in the Annual Meeting are available at proxyvote.com.

2023 Proxy Statement | 6

Table of Contents.

09	Questions and Answers About the Proxy Materials and Annual Meeting	77	Proposal 1: Election of Directors
16	The Board of Directors and Corporate Governance	79	Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
34	Executive Officers	82	Proposal 3: Advisory Vote to Approve Executive Compensation
37	Executive Compensation	85	Other Business
68	Security Ownership of Certain Beneficial Owners and Management	87	Website References
73	Certain Relationships and Related Party Transactions

Important Notice Regarding The Availability Of Proxy Materials For The Annual Meeting Of Stockholders To Be Held On May 24, 2023.

The proxy statement and annual report to stockholders are available at
www.proxyvote.com or www.investors.agilonhealth.com

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are pleased to provide access to our proxy materials over the Internet to all of our stockholders rather than in paper form. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) has been mailed to our stockholders on or about April 14, 2023. Stockholders will have the ability to access the proxy materials on the websites listed above, or to request a printed set of the proxy materials be sent to them by following the instructions in the Notice of Internet Availability. By furnishing a Notice of Internet Availability and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our annual meeting.

The Notice of Internet Availability also provides instructions on how you may request that we send future proxy materials to you by electronic mail or in printed form by mail. If you choose to receive future proxy materials by electronic mail, you will receive an electronic mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by electronic mail or in printed form by mail will remain in effect until you terminate it. We encourage you to choose to receive future proxy materials by electronic mail, which will allow us to provide you with the information you need expeditiously, will save us the cost of printing and mailing documents to you, and will conserve natural resources.

2023 Proxy Statement | 8

Questions and Answers About The Proxy Materials and Annual Meeting

What are the proxy materials?

The board of directors of agilon health, inc., a Delaware corporation (referred to as “agilon,” the “Company,” “we,” “us,” or “our”), has made these proxy materials available to you on the Internet, or is providing printed proxy materials to you pursuant to your request, in connection with the solicitation of proxies for use at our 2023 Annual Meeting of Stockholders to be held on Wednesday, May 24, 2023, at 12:00 p.m., (Eastern Time), via virtual meeting at www.virtualshareholdermeeting.com/AGL2023, for the purpose of considering and acting upon the matters set forth in this proxy statement.

This proxy statement includes important information that we are required to provide to you under SEC rules and is designed to assist you in voting your shares. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability. These proxy materials are being made available or distributed to you on or about April 14, 2023. As a stockholder, you are invited to virtually attend the Annual Meeting of Stockholders and are requested to vote on the proposals described in this proxy statement.

Why did we receive only one copy of the Notice of Internet
Availability and how may I obtain an additional copy?

We are sending one copy of our Notice of Internet Availability to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If your household received a single mailing this year and you would like to have additional copies of our Notice of Internet Availability mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to agilon health, inc., c/o Corporate Secretary, 6210 E. Highway 290, Suite 450, Austin, Texas, 78723. You may also contact us in the same manner if you received multiple copies of the Notice of Internet Availability and would prefer to receive a single copy in the future.

All stockholders and beneficial owners may access the proxy materials at www.proxyvote.com as well as the Company’s website – www.investors.agilonhealth.com. If you would like to receive a paper or e-mail copy of our proxy materials, at no charge, please make the request by mail to agilon health, inc., c/o Corporate Secretary, 6210 E. Highway 290, Suite 450, Austin, Texas, 78723, by Internet at
www.proxyvote.com, by telephone to 1-800-579-1639 or by e-mail to sendmaterial@proxyvote.com.

2023 Proxy Statement | 10

Questions and Answers About The Proxy Materials and Annual Meeting

What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

•	Proposal 1: The election of four nominees named in the proxy statement as Class II directors for a term expiring at the 2026 Annual Meeting of Stockholders.
•	Proposal 2: The ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023.
•	Proposal 3: A non-binding advisory vote approving executive compensation.
•	To transact such other business as may properly come before the Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.

How does the board of directors recommend I vote on these proposals?

•	Proposal 1: “FOR” the each of the nominees named in the proxy statement as Class II directors for a term expiring at the 2026 Annual Meeting of Stockholders.
•	Proposal 2: “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023.
•	Proposal 3: “FOR” the non-binding advisory vote approving executive compensation.

At the discretion of the proxy holders, either FOR or AGAINST, any other matter or business that may properly come before the Annual Meeting.

As of the date hereof, our board of directors is not aware of any other such matter or business to be transacted at our Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock of the Company, par value $0.01 per share, represented by the proxies in accordance with their judgment on those matters.

2023 Proxy Statement | 11

Questions and Answers About The Proxy Materials and Annual Meeting

Who is entitled to vote at the Annual Meeting?

The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting is March 31, 2023. At the close of business on that date, we had 414,464,566 shares of common stock issued and outstanding and entitled to be voted at the Annual Meeting held by approximately 726 stockholders of record. A quorum is required for our stockholders to conduct business at the Annual Meeting. The presence in person or by proxy of the holders of record of a majority of the shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. Dissenters’ rights are not applicable to any of the matters being voted upon at the Annual Meeting.

By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the Company’s representatives listed on its proxy card or to vote in person at the Annual Meeting.

Beneficial Stockholders. If your shares are held in a stock brokerage account or by a broker, bank, trustee or other nominee, you are considered the beneficial owner of shares held in “street name” and the Notice of Internet Availability was forwarded to you by your broker, bank, trustee or other nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee how to vote your shares using the methods prescribed by your broker, bank, trustee or other nominee on the voting instruction card provided to you. Beneficial owners are also invited to attend the Annual Meeting.

However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you follow your broker’s, bank’s, trustee’s or other nominee’s procedures for obtaining a legal proxy.

What votes are required to approve each of the proposals?

Proposal 1, the nominees for Class II director, will be elected by a plurality of the votes cast of the outstanding shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the four nominees receiving the highest number of affirmative votes will be elected. In accordance with our amended and restated by-laws, stockholders do not have the right to cumulate their votes for the election of directors.

Proposal 2, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023, will be determined by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. The Audit Committee has sole and direct responsibility for the appointment, retention, termination, compensation, evaluation and oversight of the work of any independent registered public accounting firm engaged by the Company. The Audit Committee has already appointed Ernst & Young LLP as our independent registered public accounting firm for the

2023 Proxy Statement | 12

Questions and Answers About The Proxy Materials and Annual Meeting

year ending December 31, 2023. In the event of a negative vote on the ratification, the Audit Committee may reconsider its appointment of Ernst & Young LLP for 2023; however, the Audit Committee will consider the outcome of the vote when making appointments of our independent registered public accounting firm in future years.

Proposal 3, the non-binding advisory vote approving executive compensation, will be determined by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. As an advisory vote, this proposal is not binding. However, our board of directors and Compensation and Human Capital Committee will consider the outcome of the vote when making future compensation decisions for our executive officers.

How are broker non-votes and abstentions counted?

The presence of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, either in person or by proxy, will constitute a quorum. Shares of common stock represented by proxies at the meeting, including broker non-votes and those that are marked “WITHHOLD” or “ABSTAIN”, will be counted as shares present for purposes of establishing a quorum. Because broker non-votes are not voted affirmatively or negatively, they will have no effect on the approval of any of the proposals, except where brokers may exercise their discretion on routine matters. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Neither withholding authority to vote or abstaining with respect to one or more nominees nor a broker non-vote will have an effect on the outcome of the election of directors in Proposal 1. As to Proposals 2, and 3, shares represented by proxies that are marked “ABSTAIN” will have the effect of a vote against the proposal. Only the ratification of the selection of our independent registered public accounting firm in Proposal 2 is considered a routine matter. Your broker will therefore not have discretion to vote on the “non-routine” matters set forth in Proposals 1 and 3, absent direction from you. Broker non-votes will not have an effect on the outcome of Proposals 1 and 3.

Can I vote at the Annual Meeting?

For stockholders with shares registered in the name of a brokerage firm or bank or other similar organization, you will need to obtain a legal proxy from the broker, bank, trustee or other nominee that holds your shares before you can vote your shares in person at the Annual Meeting. For stockholders with shares registered directly in their names with Computershare, you may vote your shares virtually at the Annual Meeting.

May stockholders ask questions?

Yes. Representatives of the Company will answer stockholders’ questions of general interest following the meeting in accordance with the rules and regulations of the annual meeting. Questions can be asked by entering the question into the question-and answer text box once in the virtual meeting. A representative of the Company will read the question aloud prior to responding. The questions and answers will be posted on the Company’s website on the same page as other investor presentations for 30 days after the Annual Meeting. In case of technical issues, stockholders may call the technical support phone number(s) provided on the login page of the virtual shareholder meeting site.

2023 Proxy Statement | 13

Questions and Answers About The Proxy Materials and Annual Meeting

Can I vote via the Internet?

For beneficial stockholders with shares registered in the name of a broker, bank, trustee or other nominee, a number of brokerage firms and banks are participating in a program that offers an Internet voting option. Stockholders should refer to the voting instruction card provided by their broker, bank, trustee or other nominee for instructions on the voting methods they offer. Registered stockholders with shares registered directly in their names with Computershare will also be able to vote using the Internet. For instructions on how to vote, please refer to the instructions included on the Notice of Internet Availability.

If your shares are held in an account at a broker, bank, trustee or other nominee participating in this program or registered directly in your name with Computershare, you may vote those shares by accessing the Internet website address specified on your Notice of Internet Availability. The giving of such an Internet proxy will not affect your right to vote at the Annual Meeting should you decide to attend virtually.

The Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you vote by Internet, you do not need to send in a proxy card or vote instruction form. The deadline for Internet voting will be 11:59 p.m., Eastern Time, on May 23, 2023.

What if I return my proxy card but do not provide voting instructions?

If you provide specific voting instructions, your shares will be voted as you instruct. Unless contrary instructions are specified, if you sign and return a proxy card but do not specify how your shares are to be voted, the shares of the common stock of the Company represented thereby will be voted in accordance with the recommendations of the board of directors. These recommendations are: “FOR” the election of the nominees listed in this Proxy Statement as directors of the Company, “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023 and “FOR” the proposal regarding the non-binding advisory vote approving executive compensation. A stockholder’s submission of a signed proxy will not affect his or her right to attend and to vote at the Annual Meeting.

How do I change or revoke my proxy?

Subject to any rules your broker, bank, trustee or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting. If you are a holder of record and wish to revoke your proxy instructions, you must either (1) subsequently submit a proxy via the Internet or by telephone, which will be available until 11:59 p.m., Eastern Time, May 23, 2023; (2) sign, date and deliver a later-dated proxy card so that it is received before the Annual Meeting; (3) submit a written revocation; or (4) send a notice of revocation via the Internet at www.proxyvote.com. If you hold your shares in street name, you must follow the instructions of your broker, bank or other intermediary to revoke your voting instructions.

2023 Proxy Statement | 14

Questions and Answers About The Proxy Materials and Annual Meeting

Who will count and certify the votes?

Representatives of the firm of Broadridge Financial Solutions, Inc. (“Broadridge”) will count the votes and certify the election results. The results will be publicly filed with the SEC on a Form 8-K within four business days after the Annual Meeting.

How can I make a proposal or make a nomination for director for next year’s annual meeting?

You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our amended and restated by-laws, as applicable. In order for a stockholder proposal to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of stockholders to be held in 2024, the proposal must be received by us at our principal executive offices no later than December 12, 2023. Stockholders wishing to bring a proposal or nominate a director at the annual meeting to be held in 2024 (but not include it in our proxy materials) must provide written notice of such proposal to our Corporate Secretary at our principal executive offices between January 25, 2024 and February 23, 2024 and comply with the other provisions of our amended and restated by-laws.

Who pays for the cost of proxy solicitation?

We will pay the expenses of soliciting proxies in connection with the annual meeting. Proxies may be solicited on our behalf through the mail, in person, by telephone, electronic transmission, or facsimile transmission. In accordance with SEC and New York Stock Exchange (“NYSE”) rules, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses of sending proxies and proxy materials as intermediaries to the beneficial owners of our common stock.

What is the board member annual meeting attendance policy?

Each continuing board member is expected to attend the Company’s annual meeting. All directors who served at the time of our 2022 annual meeting of stockholders attended that meeting.

2023 Proxy Statement | 15

The Board of Directors and Corporate Governance

Board Composition

Our board of directors is currently composed of 11 members. Our amended and restated certificate of incorporation provides for a classified board of directors, with members of each class serving staggered three-year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. We currently have four directors in Class I, four directors in Class II and three directors in Class III. The terms of directors in Classes I, II, and III end at the annual meetings in 2025, 2023, and 2024, respectively.

Richard J. Schnall Class I — Expiring 2025 Annual Meeting	Sharad Mansukani, M.D. Class I — Expiring 2025 Annual Meeting

Jeffrey A. Schwaneke Class I — Expiring 2025 Annual Meeting	Clay Richards Class I — Expiring 2025 Annual Meeting

Ron Williams* Class II — Expiring 2023 Annual Meeting	Derek L. Strum Class II — Expiring 2023 Annual Meeting

Diana L. McKenzie Class II — Expiring 2023 Annual Meeting	Karen McLoughlin Class II — Expiring 2023 Annual Meeting

Ravi Sachdev Class III — Expiring 2024 Annual Meeting	Steven J. Sell Class III — Expiring 2024 Annual Meeting

William Wulf, M.D. Class III — Expiring 2024 Annual Meeting

* Chairman of the board of directors.

2023 Proxy Statement | 17

The Board of Directors and Corporate Governance

Our board of directors is led by our non-executive Chairman, Mr. Ron Williams, who was designated as a nominee for our board of directors (a “CD&R Designee”) by CD&R Vector Holdings, L.P. (the “CD&R Investor”) pursuant to a stockholders agreement between us and CD&R Investor (the “CD&R Stockholder Agreement”). The CD&R Stockholder Agreement provides that a CD&R Designee will serve as chair of the board of directors as long as the CD&R Investor holds at least 25% of the outstanding shares of our common stock. See “Certain Relationships and Related Party Transactions—CD&R Stockholder Agreement.”

The number of members on our board of directors may be fixed by resolution adopted from time to time by the board of directors. Subject to the CD&R Stockholder Agreement, any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director. Each director shall hold office until their successor has been duly elected and qualified, or until their earlier death, resignation or removal.

With respect to any vacancy of a CD&R Designee, the CD&R Investor will have the right to designate a new director for election by a majority of the remaining directors then in office.

At each annual meeting of stockholders, the successors of the directors whose term expires at that meeting are elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The board of directors is therefore asking you to elect the four nominees for director whose term expires at the Annual Meeting. Ron Williams, Derek L. Strum, Karen McLoughlin and Diana McKenzie, our Class II directors, have been nominated for reelection at the Annual Meeting. See “Proposal 1—Election of Directors” below.

Set forth below is biographical information as well as background information relating to each nominee’s and continuing director’s business experience, qualifications, attributes and skills and why the board of directors and Nominating and Governance Committee believe each individual is a valuable member of the board of directors. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter. The respective age of each individual below is as of March 31, 2023.

2023 Proxy Statement | 18

The Board of Directors and Corporate Governance

Nominees for Election to the Board of Directors in 2023

Class II — Directors Whose Term Expires in 2023

Mr. Ron Williams Age 73 Director of the Company since 2017	Ron Williams is a co-founder of agilon health and has served as a director and chairman of the board of agilon health since 2017. Mr. Williams also is chairman and CEO of RW2 Enterprises and serves as an operating advisor to CD&R. Mr. Williams serves on the board of directors of The Boeing Company and Warby Parker and served on the Board of The American Express Company from January 2007 to April 2022, Johnson & Johnson from June 2011 to April 2022 and Envision Healthcare from May 2011 to October 2017. Mr. Williams served as the CEO and Chairman of Aetna Inc. from February 2006 and October 2006 to December 2010 and April 2011, respectively. Mr. Williams also serves as Chairman of The Conference Board and the Peterson Institute for International Economics and served as a director of NAF. Mr. Williams received his B.A. from Roosevelt University and holds an M.S. in Management from MIT Sloan School of Management. We believe Mr. Williams is a valuable member of our board because of his experience as an executive at a large healthcare company and because of his experience on other healthcare companies’ boards.
Mr. Derek L. Strum Age 45 Director of the Company since 2017	Derek L. Strum has served as a director of agilon health since 2017. Mr. Strum also serves as a partner at CD&R, and on the board of directors of Carestream Dental, Cynosure, Digestive Disease Research Foundation, and Drive DeVilbiss Healthcare. Previously, Mr. Strum worked in the investment banking division of Morgan Stanley from 2000 to 2003, and at York Capital Management, a multi-strategy investment firm, during the summer of 2006. Mr. Strum received his B.A. from Emory University and holds an MBA from Columbia Business School. We believe Mr. Strum is a valuable member of our board because of his financial and investing experience and his experience on other healthcare companies’ boards.
Ms. Diana L. McKenzie Age 58 Director of the Company since 2023	Diana L. McKenzie has served as a director of agilon health since February 2023. Ms. McKenzie is a technology advisor, board member, and former Chief Information Officer with over thirty years of leadership experience gained from growing, scaling, and transforming global businesses in the Life Sciences and Software Industry with revenues ranging from $3 billion to $20 billion. Ms. McKenzie served as Workday’s first Chief Information Officer from 2016 to 2019. Before Workday, Ms. McKenzie served in multiple technology leadership roles at Amgen, Inc. from 2004-2016, including the role of Chief Information Officer. Prior to joining Amgen, she served in various technology leadership roles from 1987 to 2004 at Eli Lilly and Company. Ms. McKenzie serves on MetLife, Inc., Vertex Pharmaceuticals, and Paradox boards and as a Special Advisor to Brighton Park Capital. She received her B.S. degree from Purdue University in 1986.

2023 Proxy Statement | 19

The Board of Directors and Corporate Governance

Ms. Karen McLoughlin Age 58 Director of the Company since 2021	Karen McLoughlin has served as a director of agilon health since July 2021. In addition to her role as director of agilon health, Ms. McLoughlin serves on the board of directors of Best Buy Co., Inc. as a member of the audit committee and chair of the finance and investment policy committee. Ms. McLoughlin also serves as a Sr. Advisor to McKinsey & Co. Previously, Ms. McLoughlin was the Chief Financial Officer of Cognizant Technology Solutions from 2012 to 2020. Prior to joining Cognizant Technology Solutions in 2003, Ms. McLoughlin served in financial roles for Spherion from 1997 to 2003, Ryder Systems, Inc. from 1994 to 1997, and Price Waterhouse (which is now known as PricewaterhouseCoopers) from 1988 to 1994. Ms. McLoughlin received her B.A. from Wellesley College and her MBA from Columbia University. We believe Ms. McLoughlin is a valuable member of our board because of her experience as an executive at a large public company and her experience as a public company director, as well as her financial and accounting expertise.

2023 Proxy Statement | 20

The Board of Directors and Corporate Governance

Continuing Members of the Board of Directors

Class I — Nominees Whose Term Expires in 2025

Mr. Richard J. Schnall Age 53 Director of the Company since 2017	Richard J. Schnall has served as a director of agilon health since 2017. Mr. Schnall also serves as co-President of CD&R and on the board of directors of Carestream Dental. Mr. Schnall previously served on the board of directors of US Foods and Envision Healthcare. Mr. Schnall worked in the investment banking divisions of Smith Barney & Co. and Donaldson, Lufkin & Jenrette from 1992 to 1996. Mr. Schnall is a graduate of the University of Pennsylvania’s Wharton School and holds an MBA from Harvard Business School. We believe Mr. Schnall is a valuable member of our board because of his extensive experience with health-related and other companies, as well as his strong financial and investing experience.
Dr. Sharad Mansukani, M.D. Age 53 Director of the Company since 2017	Sharad Mansukani, M.D. has served as a director of agilon health since 2017. Dr. Mansukani also serves as a Senior Advisor to TPG, a trustee of the Children’s Hospital of Philadelphia, a member of the board of directors of Monogram Health, Inc., Chairman of the board of directors of Convey Health Solutions and a member of The Wharton School Healthcare Policy Board. Dr. Mansukani served as Chairman of the board of directors of Envision Rx Options from 2013 to 2016; a strategic advisor to the board of directors at Cigna Corp. from 2012 to 2015; Vice Chairman, Board of Directors of Health Spring, Inc. from 2007 to 2012; a director of IMS Health Holdings, Inc. from 2009 to 2016; a director of Surgical Care Affiliates, Inc. from 2007 to 2017; as lead director of IASIS Healthcare from 2005 to 2018; and a director of Kindred Healthcare, Inc. from 2015 to 2018. Dr. Mansukani also has served as a Senior Advisor on Medicare’s Program Advisory and Oversight Committee to the Secretary of the Department of Health and Human Services; Senior Advisor to the Administrator of the Centers for Medicare and Medicaid Services; and senior vice president and chief medical officer at Health Partners. Dr. Mansukani completed a residency and fellowship in ophthalmology at the University of Pennsylvania School of Medicine and a fellowship in quality management and managed care at the Wharton School of the University of Pennsylvania. He is a graduate of the Managed Care Executive Program at the Kellogg School of Business. We believe Dr. Mansukani is a valuable member of our board because of his experience as a medical professional, including in his positions working for government agencies, and his experience on or as an advisor to other healthcare companies’ boards.

2023 Proxy Statement | 21

The Board of Directors and Corporate Governance

Mr. Jeffrey A. Schwaneke Age 47 Director of the Company since 2022	Jeffrey Schwaneke has served as a director of agilon health since 2022. Mr. Schwaneke served as the Executive Vice President of Health Care Enterprises for Centene Corporation from June to September 2021. From March 2016 through May of 2021 Mr. Schwaneke was the Executive Vice President, Chief Financial Officer and Treasurer of Centene Corporation. Mr. Schwaneke joined Centene Corporation in July 2008 as Senior Vice President, Corporate Controller and Chief Accounting Officer. Prior to joining Centene, Mr. Schwaneke served as the Assistant Controller and then as Chief Accounting Officer of Novelis, Inc. from 2006 through 2008. Mr. Schwaneke received a degree in Accounting from the University of Missouri and is a CPA. We believe Mr. Schwaneke is a valuable member of our board because of his experience as an executive at a large healthcare company and his financial experience.
Mr. Clay Richards Age 48 Director of the Company since 2021	Clay Richards has served as a director of agilon health since January 2021. In addition to his role as director of agilon health, Mr. Richards serves as an operating advisor to CD&R. Mr. Richards also served as co-founder and chief executive officer of naviHealth, Inc. from 2012 to December 2022. Prior to founding naviHealth, Inc., Mr. Richards served in executive roles at Healthways, Inc. Mr. Richards also serves on the board of directors of CareBridge Health, Herself Health and Truxton Trust as well as several non-profit organizations and previously served on the Nashville Health Care Council Board of Directors. Mr. Richards received a B.S. from Washington and Lee University and his J.D. from the University of Mississippi School of Law. We believe Mr. Richards is a valuable member of our board because of his experience as a founder and executive at other healthcare companies.

2023 Proxy Statement | 22

The Board of Directors and Corporate Governance

Class III — Directors Whose Term Expires in 2024

Mr. Ravi Sachdev Age 46 Director of the Company since 2017	Ravi Sachdev has served as a director of agilon health since 2017 and as Vice Chairman since January 2021. Mr. Sachdev also serves as a director of Covetrus, Inc., Steve Madden, Inc., Millenium Physician Group, apree health and Gentiva. Mr. Sachdev has served as a Partner of CD&R since June 2015, focusing on the healthcare sector. From November 2010 to May 2015, Mr. Sachdev was a Managing Director and Co-Head of Healthcare Services at J.P. Morgan Chase & Co. Mr. Sachdev received his B.A. from the University of Michigan. We believe Mr. Sachdev is a valuable member of our board because of his extensive experience with our business, the healthcare industry generally and capital markets.
Mr. Steven J. Sell Age 56 Director of the Company since 2020	Steven J. Sell has served as our Chief Executive Officer and President and director since June 2020. In addition to his current role as Chief Executive Officer and President and director of agilon health, Mr. Sell also serves as an advisor to several early-stage healthcare companies. Mr. Sell served as President, CEO and Chairman of Health Net from March 2016 to June 2019 and President, Western Region of Health Net from November 2008 to March 2016. Mr. Sell received his B.A. from Swarthmore College and holds an MBA from the Stanford Graduate School of Business. We believe Mr. Sell is a valuable member of our board because of his experience in the healthcare industry and as agilon health’s Chief Executive Officer and President.
Dr. William Wulf, M.D. Age 63 Director of the Company since 2017	William Wulf, M.D. has served as a director of agilon health since 2017. In addition to his role as director of agilon health, Dr. Wulf was formerly the CEO of Central Ohio Primary Care (“COPC”). COPC is an agilon group partner. Dr Wulf was a founding partner of COPC in 1996 and assumed the role of CEO in 2013 after 25 years as a practicing Internist and COPC Corporate Medical Director. Dr Wulf has also served as an advisor for multiple payers including Anthem, Aetna and United Healthcare. Dr Wulf has served as board chair of America’s Physician Groups and is a director for apree health. Dr Wulf received his B.S. from The Ohio State University and his M.D. from the Medical College of Ohio. We believe Dr. Wulf is a valuable member of our board because of his experience as a medical professional, including as an executive at a medical group and because of his experience as an advisor for multiple payors.

2023 Proxy Statement | 23

The Board of Directors and Corporate Governance

Director Independence

Our board of directors has determined, after considering all of the relevant facts and circumstances, that Dr. Mansukani, Ms. McLoughlin, Mr. Schwaneke and Ms. McKenzie are “independent” as defined under NYSE and the Exchange Act rules and regulations. This means that none of the independent directors has any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.

Board Leadership Structure

Our board of directors is led by our non-executive Chairman, Mr. Williams, a CD&R Designee. The Stockholders Agreement provides that a CD&R Designee will serve as our Chairman of the board of directors as long as the CD&R Investor beneficially owns at least 25% of the outstanding shares of our common stock. As stated in our Corporate Governance Guidelines, the board has no policy with respect to the separation of the offices of Chairman of the board and CEO. The board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and CEO in any way that is in the best interests of the Company at a given point in time. The board believes this governance structure currently promotes a balance between the board’s independent authority to oversee our business and the CEO and his management team who manage the business on a day-to-day basis. If the board chooses to combine the offices of Chairman and CEO in the future, a lead director will be appointed annually by the independent directors. The board expects to periodically review its leadership structure to ensure that it continues to meet our needs.

Meetings of the Board of Directors and Attendance at the Annual Meeting

Our board of directors held 6 meetings during the year ended December 31, 2022. Each of our directors attended at least 75% of the total number of meetings of the board and any committees of which he or she was a member. All directors who served at the time of our 2022 annual meeting of stockholders attended that meeting.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines to address significant corporate governance issues. A copy of these guidelines is available without charge at https://investors.agilonhealth.com/governance/governance-documents/default.aspx. These guidelines provide a framework for our corporate governance initiatives and cover topics including, but not limited to, director qualification and responsibilities, board composition, director compensation, and management and succession planning. The Board and Nominating and Governance Committee are responsible for overseeing and reviewing the guidelines and reporting and recommending to our board of directors any changes to the guidelines.

2023 Proxy Statement | 24

The Board of Directors and Corporate Governance

Code of Conduct and Code of Financial Ethics

We have a Code of Conduct that applies to all of our officers, employees, and directors and a Code of Financial Ethics that applies to our Chief Executive Officer, Chief Financial Officer and corporate officers with financial and accounting responsibilities, including the Chief Accounting Officer and any other person performing similar tasks or functions. The Code of Financial Ethics and the Code of Conduct each address matters such as conflicts of interest, confidentiality, business practices, and compliance with laws and regulations. The Code of Financial Ethics and the Code of Conduct are available without charge at https://investors.agilonhealth.com/governance/governance-documents/default.aspx.

Board Committees

Our board of directors maintains an Audit Committee, a Compensation and Human Capital Committee, a Nominating and Governance Committee, and a Compliance and Quality Committee. Below is a brief description of our committees. The following table shows the current members of each committee and the number of meetings held during 2022. Following the completion of the sale of shares of our common stock by the CD&R Investor on August 11, 2022, we ceased to be a “controlled company” within the meaning of the NYSE corporate governance standards and our one-year phase-in period for full compliance with NYSE corporate governance standards commenced.

Director	Audit	Compensation and Human Capital	Nominating & Governance	Compliance and Quality
Ron Williams*			X*
Ravi Sachdev		X*
Diana McKenzie	X	X
Sharad Mansukani, M.D.			X	X*
Karen McLoughlin	X*	X	X
Clay Richards
Richard J. Schnall
Steven J. Sell				X
Jeffrey A. Schwaneke	X	X
Derek L. Strum
William Wulf, M.D.				X
Number of Meetings	7	5	4	4
X= Current Committee Member; * = Chair

2023 Proxy Statement | 25

The Board of Directors and Corporate Governance

Audit Committee

Our Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee is responsible for reviewing and assessing the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The charter of our Audit Committee is available without charge at https://investors.agilonhealth.com/governance/governance-documents/default.aspx.

The members of our Audit Committee are Karen McLoughlin (Chair), Jeffrey Schwaneke and Diana McKenzie. Our board of directors has designated Karen McLoughlin and Jeffrey Schwaneke as “audit committee financial experts,” and each of the three members has been determined to be “financially literate” under the NYSE rules.

Report of the Audit Committee

The principal purpose of the Audit Committee is to assist the board of directors in its oversight of our accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor, as well as overseeing the performance of the Company’s internal audit function. The Audit Committee’s function is more fully described in its charter.

Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP, our independent registered public accounting firm for the year ended December 31, 2022, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2022 with management and with Ernst & Young LLP. These audited financial statements are included in our Annual Report on Form 10-K for the year ended December 31, 2022.

The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communications with Audit Committees.”

The Audit Committee also has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence from us.

2023 Proxy Statement | 26

The Board of Directors and Corporate Governance

Report of the Audit Committee (Cont.)

Based on the review and discussions described above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

The Audit Committee

Karen McLoughlin (Chair)
Jeffrey Schwaneke
Diana McKenzie

This Report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Compensation and Human Capital Committee

Our Compensation and Human Capital Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of the Company including the Chief Executive Officer. Our Compensation and Human Capital Committee also periodically reviews management development and succession plans. The charter of our Compensation and Human Capital Committee is available without charge at https://investors.agilonhealth.com/governance/governance-documents/default.aspx.

The members of our Compensation and Human Capital Committee are Ravi Sachdev (Chair), Karen McLoughlin, Jeffrey Schwaneke and Diana McKenzie.

The Compensation and Human Capital Committee has the authority to retain compensation consultants, outside counsel and other advisers. During 2022, the committee engaged Semler Brossy Consulting Group (“Semler Brossy”) to advise it on executive compensation program-design matters and to prepare market studies of the competitiveness of components of the Company’s compensation program for its senior executive officers, including the named executive officers and non-employee directors. Semler Brossy does not provide any services to agilon health other than as directed by the Compensation and Human Capital Committee. The Compensation and Human Capital Committee performed an assessment of Semler Brossy’s independence to determine whether the consultant is independent, taking into account Semler Brossy’s executive compensation consulting protocols to ensure consultant independence and other factors that the Compensation and Human Capital Committee determined to be relevant, including the independence

2023 Proxy Statement | 27

The Board of Directors and Corporate Governance

Compensation and Human Capital Committee (Cont.)

factors set forth in Exchange Act Rule 10C-1. Based on that assessment, the Compensation and Human Capital Committee determined that the firm’s work has not raised any conflict of interest and the firm is independent.

Nominating and Governance Committee

Our Nominating and Governance Committee is responsible, among its other duties and responsibilities, for identifying and recommending to the board of directors candidates for election to our board of directors, reviewing the composition of the board of directors and its committees, developing and recommending to the board of directors corporate governance guidelines that are applicable to us, and overseeing board of directors’ evaluations. The charter of our Nominating and Governance Committee is available without charge at https://investors.agilonhealth.com/governance/governance-documents/default.aspx.

The members of our Nominating and Governance Committee are Ron Williams (Chair), Sharad Mansukani, M.D. and Karen McLoughlin.

Compliance and Quality Committee

The Compliance and Quality Committee is responsible, among its other duties and responsibilities, for assisting the board of directors in fulfilling its fiduciary responsibilities relating to compliance with the laws, rules and regulations applicable to our business and recommending adoption and implementation of, and changes to, our compliance programs, subject in all cases to the oversight and approval authority of the board of directors. The members of our Compliance and Quality Committee are Sharad Mansukani, M.D. (Chair), Steven J. Sell, and William Wulf, M.D. The charter of our Compliance and Quality Committee is available without charge at https://investors.agilonhealth.com/governance/governance-documents/default.aspx.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation and Human Capital Committee was a former or current officer or employee of the Company or any of its subsidiaries in 2022. In addition, during 2022 none of our executive officers served as a director or as a member of the compensation committee of a company that had an executive officer serve as a director or as a member of our Compensation and Human Capital Committee.

Selection of Nominees for Election to the Board

Our Corporate Governance Guidelines provide that, subject to the requirements of the CD&R Stockholder Agreement, which permits CD&R the right to designate CD&R Designees subject to the maintenance of specified ownership requirements, the Nominating and Governance Committee will identify and recommend that the

2023 Proxy Statement | 28

The Board of Directors and Corporate Governance

Selection of Nominees for Election to the Board (Cont.)

board select, board candidates who the Nominating and Governance Committee believes are qualified and suitable to become members of the board consistent with the criteria for selection of new directors adopted from time to time by the board. The Nominating and Governance Committee will consider the following criteria for director qualification: the nominee’s independence, judgment, strength of character, ethics and integrity; the nominee’s business or other relevant experience and skills and knowledge useful to the oversight of the Company’s business; the Company’s commitment to diversity; and whether a nominee has sufficient time to carry out the responsibilities of a director. The Nominating and Governance Committee will consider all additional criteria for independence established by the NYSE or other governing laws and regulations.

In identifying candidates for election to the board of directors, the Nominating and Governance Committee may consider nominees recommended by directors, stockholders, and other sources. The Nominating and Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the board of directors. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates as appropriate. The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Governance Committee believe that it is essential that board members represent diverse viewpoints and the value of diversity on the board will be considered when evaluating nominees. Diversity of background, including diversity of gender, race, ethnic or geographic origin and age are factors that will be considered. Upon selection of a qualified candidate, the Nominating and Governance Committee would recommend the candidate for consideration by the full board of directors. The Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

The Nominating and Governance Committee will consider director candidates proposed by stockholders on the same basis as recommendations from other sources. Any stockholder who wishes to recommend a prospective candidate for the board of directors for consideration by the Nominating and Governance Committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: agilon health, inc., c/o Corporate Secretary, 6210 E. Highway 290, Suite 450, Austin, Texas 78723. Any such submission should also describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable nominee for the board of directors. Our amended and restated by-laws set forth the requirements for direct nomination by a stockholder of persons for election to the board of directors.

In connection with our initial public offering (“IPO”), we and the CD&R Investor entered into the CD&R Stockholder Agreement pursuant to which, among other matters, the CD&R Investor has the right to designate the CD&R Designees, subject to the maintenance of specified ownership requirements. See “Certain Relationships and Related Party Transactions—CD&R Stockholder Agreement.”

Communications with the Board

Any stockholder or interested party who wishes to communicate with our board of directors as a whole, the independent directors, or any individual member of the board or any committee of the board may e-mail or write to the Company at: agilon health, inc., c/o Corporate Secretary, 6210 E. Highway 290, Suite 450, Austin, Texas 78723 and board.communications@agilonhealth.com.

2023 Proxy Statement | 29

The Board of Directors and Corporate Governance

Communications with the Board (Cont.)

The board has designated the Company’s Corporate Secretary as its agent to receive and review written communications addressed to the board, any of its committees, or any board member or group of members. The Corporate Secretary may communicate with the sender for any clarification. In addition, the Corporate Secretary will promptly forward to the Chair of the Audit Committee any communication alleging legal, ethical or compliance issues by management or any other matter deemed by the Corporate Secretary to be potentially material to the Company. As an initial matter, the Corporate Secretary will determine whether the communication is a proper communication for the board. The Corporate Secretary will not forward to the board, any committee or any director communications of a personal nature or not related to the duties and responsibilities of the board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, opinion survey polls, or any other communications deemed by the Corporate Secretary to be immaterial to the Company.

Risk Oversight

Our board of directors as a whole has responsibility for overseeing our risk management. The board of directors exercises this oversight responsibility directly and through its committees. The oversight responsibility of the board of directors and its committees is informed by reports from our management team and from our internal audit department that are designed to provide visibility to the board of directors about the identification and assessment of key risks and our risk mitigation strategies. The full board of directors has primary responsibility for evaluating strategic and operational risk management, and succession planning. Our Audit Committee has the responsibility for overseeing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk. Our Compensation and Human Capital Committee evaluates risks arising from our compensation policies and practices, as more fully described below. Our Compliance and Quality Committee oversees risks arising from our compliance with regulatory and legal requirements including those relating to Medicare, patient confidentiality, and other healthcare regulatory matters and enterprise risks such as cybersecurity risk. Our Nominating and Governance Committee reviews risks relating to environmental, social and governance issues. The Audit Committee, Compensation and Human Capital Committee, Compliance and Quality Committee and Nominating and Governance Committee provide reports to the full board of directors regarding these and other matters.

Compensation Risk Assessment

The Compensation and Human Capital Committee assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the Compensation and Human Capital Committee concluded that the Company’s compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company. We believe we have allocated our compensation among base salary, short-term incentives and long-term equity in such a way as to not encourage excessive risk taking.

2023 Proxy Statement | 30

The Board of Directors and Corporate Governance

Environmental, Social, and Governance (“ESG”)

Our Approach to ESG

At agilon health, we are driven by our purpose of empowering physicians to transform health care in our communities. We recognize that our current healthcare system is fractured, and fixing it is a social imperative. That’s why we build long-term partnerships with physician groups and health systems, and have created our Total Care, Healthier Communities impact strategy, with the goal of transforming the future of health care for 100+ communities.

Our Total Care, Healthier Communities impact strategy articulates how we uniquely address societal challenges and where the company needs to focus to succeed. Our strategy consists of four core strategic pillars:

Empowering Physicians: Primary care physicians (PCPs) are the greatest asset of our Total Care Model. We empower them through our long-term partnerships, and provide them with a sustainable model for primary care that rewards quality health outcomes for senior patients, improves the provider experience, and enables exceptional patient-physician relationships.

Unlocking Value-Based Care: Innovation and efficiency are essential to shift to value-based care from a volume-based system. agilon’s Total Care Model delivers an innovative approach, encouraging PCPs to think differently: rather than focusing on providing more services and being paid for each service, they are rewarded for keeping patients healthy and prioritizing the value of care over volume of fees in order to transform the way health care is delivered.

Transforming Communities: We’re helping to transform communities by bringing value-based primary care to those who need it most. The improvements in quality of care from our Total Care Model help our senior patients stay out of the hospital, which reduces the burden on other local healthcare resources. And because we partner with existing physician groups, half of the local profit we generate is shared with our physician partners and reinvested back into the community, helping to sustain and grow access to high-quality primary care.

Built by People Who Care: Our team of agilon employees who carry out our Total Care Model are doing so because they believe in doing health care in a different, and better, way. Our mission is made possible because of the passion, determination, and drive of our employees. We support them with programs for health and wellbeing, giving back to our communities, professional growth and learning, and by developing a diverse and inclusive workforce.

2023 Proxy Statement | 31

The Board of Directors and Corporate Governance

Environmental, Social, and Governance (“ESG”) (Cont.)

Identifying ESG Risks & Opportunities

Our strategy is informed by a stakeholder engagement process that identified the following priorities:

Access to primary care	Simplifying the healthcare experience

Data privacy and security	Sustainable healthcare system

Employee wellbeing	Value-based innovation

Ethics and compliance	Value and quality of healthcare

People management

•	Access to primary care: We recognize that access to primary care is essential to building healthy communities, so we are working to increase access to primary care services in underserved areas.

•	Data privacy and security: As a healthcare company, protecting patient data is a top priority. To safeguard the data of our patients and partners, we have implemented comprehensive protocols that ensure the protection of their sensitive information.

•	Employee wellbeing: We believe our employees are our greatest asset, and we are committed to providing a safe and healthy work environment. We offer comprehensive benefits, wellness programs, and resources to support the physical and mental wellbeing of our employees.

•	Ethics and compliance: We have a strong commitment to ethical business practices and compliance with applicable laws and regulations. Our Code of Conduct and Ethics outlines our commitment to ethical behavior and guides our decision-making.

•	People management: We believe that a diverse and inclusive workforce is critical to our success and we are committed to attracting, retaining, and developing diverse, skilled, and talented employees who can help us achieve our business objectives. Our people management practices prioritize diversity, equity, and inclusion to foster a culture of belonging.

•	Simplifying the healthcare experience: We believe healthcare should be accessible, affordable, and simple for everyone, however it can be complex and confusing for patients. We are dedicated to developing innovative solutions that reduce complexity, streamline processes, and enhance the overall healthcare experience for patients and partners.

2023 Proxy Statement | 32

The Board of Directors and Corporate Governance

Environmental, Social, and Governance (“ESG”) (Cont.)

•	Sustainable healthcare system: We believe that a sustainable healthcare system is essential to the future advancement and long-term health of our communities. That’s why we are working to improve the efficiency and effectiveness of the healthcare system through our Total Care, Healthier Communities impact strategy.

•	Value-based innovation: We are committed to driving innovation in value-based care, which focuses on improving patient outcomes while reducing costs. We believe that value-based care is the future of healthcare, and we are actively working to develop new and innovative ways to deliver care to patients with our physician partner.

•	Value and quality of healthcare: Our total care model puts patient needs at the center. This focus on quality outcomes helps ensure we deliver high-quality healthcare that is accessible, affordable, and aligned with our patients' needs. At agilon health, our business succeeds when we focus on creating value for our patients and partners.

Advancing our Strategy

In 2022, our board of directors provided oversight of and input on ESG topics through quarterly updates. This included the review and approval of our ESG strategy by our Nominating and Governance Committee. We also released our inaugural Impact Report, which provides an overview of our ESG approach and highlights. We expect to provide annual updates on our ESG journey and progress.

We believe that our commitment to ESG is not only the right thing to do but is also essential to our long-term success. By addressing ESG risks and opportunities, we are better positioned to deliver value to our stakeholders and create a healthier future for all.

Below are agilon’s 2021 ESG highlights from the inaugural Impact Report.

2023 Proxy Statement | 33

Executive Officers

The following table sets forth certain information concerning our executive officers as of March 31, 2023.

Name	Age	Position	First Became an Officer
Steven J. Sell	56	Chief Executive Officer and President	2020
Timothy S. Bensley	63	Chief Financial Officer	2021
Veeral Desai	42	Chief Strategy and Development Officer	2020
Benjamin Kornitzer, M.D.	45	Chief Medical and Quality Officer	2020
Ben Shaker	40	Chief Markets Officer	2020
Girish Venkatachaliah	50	Chief Technology Officer	2021

Mr. Sell’s biography may be found above under “Continuing Members of the Board of Directors.”

Timothy S. Bensley Age 63 Chief Financial Officer	Timothy S. Bensley has served as our Chief Financial Officer since January 2021. Previously, Mr. Bensley served as the Chief Financial Officer of Blue Apron, from May 2018 to December 2020, and a variety of finance leadership roles at PepsiCo from July 1986 to April 2015. At PepsiCo, Mr. Bensley’s leadership roles included heading Financial Planning and Analysis, Supply Chain Finance and Sales Finance at Frito Lay North America; Senior Vice President of PepsiCo’s Global Transformation Group and serving as the Chief Financial Officer of Pepsi-Cola North America and ultimately PepsiCo Americas Foods. Mr. Bensley received his B.S. from the United States Military Academy at West Point and a master’s degree in Project Management from Boston University.
Veeral Desai Age 42 Chief Strategy and Development Officer	Veeral Desai has served as our Chief Strategy and Development Officer since September 2020. Mr. Desai joined agilon health in April 2017 as President of Enterprise Operations. Mr. Desai served in several senior executive roles at Vantage Oncology (most recently as President of Operations, Chief Operating Officer for Vantage Cancer Care Network) from December 2010 to April 2017. Mr. Desai served as a consultant at Bain & Company from September 2002 to July 2005 and September 2007 to December 2010. Mr. Desai received his B.S. from the University of California, Berkeley and holds an MBA from Harvard Business School.

2023 Proxy Statement | 35

Executive Officers

Benjamin Kornitzer, M.D. Age 45 Chief Medical and Quality Officer	Benjamin Kornitzer, M.D. has served as our Chief Medical and Quality Officer since January 2020, when he joined agilon health. In addition to his role as Chief Medical and Quality Officer of agilon health. Dr. Kornitzer served as Chief Medical Officer and Vice-President of the Mount Sinai Health Network from January 2014 to January 2020. Dr. Kornitzer received his A.B. from Brown University and holds a medical degree from Mount Sinai School of Medicine and completed his residency at Harvard Medical School/Massachusetts General Hospital.
Ben Shaker Age 40 Chief Markets Officer	Ben Shaker has served as our Chief Markets Officer since September 2020. Mr. Shaker joined agilon health as Ohio Market President in January 2017. Mr. Shaker served as Vice President and COO for Mount Carmel Health Partners, which is part of Trinity Health, from December 2013 to January 2017. Mr. Shaker received his B.A. from Youngstown State University and holds a master’s degree in Health Administration from The Ohio State University.
Girish Venkatachaliah Age 50 Chief Technology Officer	Girish Venkatachaliah has served as our Chief Technology Officer since January 2021. Mr. Venkatachaliah served as a Partner, Data and Artificial Intelligence on the Growth Buyout team at Frazier Healthcare Partners from July 2020 to January 2021. Previously, Mr. Venkatachaliah served as the Chief Technology & Product Officer of Decision Resources Group from September 2019 to April 2020. Mr. Venkatachaliah also served as the Vice President of Data Strategy, Analytics, and Artificial Intelligence/Machine Learning at athenahealth from July 2017 to September 2019, where he led the strategy, research, product management and engineering teams. Prior to athenahealth, Mr. Venkatachaliah held several executive roles at IBM and was the Vice President of Product Development, responsible for a portfolio of cloud offerings in Data and Artificial Intelligence, at the time of his departure. Mr. Venkatachaliah received a bachelor’s degree from Bangalore University and master’s degrees from University of Nevada, Las Vegas, Santa Clara University and jointly from the University of California, Berkeley and Columbia University.

2023 Proxy Statement | 36

Executive Compensation

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis provides information about the material elements of compensation that are paid or awarded to, or earned by, our “named executive officers”, also referred to as the “NEOs”, for the 2022 Fiscal Year as follows:

Steven J. Sell Chief Executive Officer and President	Girish Venkatachaliah Chief Technology Officer

Timothy Bensley Chief Financial Officer	Veeral Desai Chief Strategy and Development Officer

Benjamin Shaker Chief Markets Officer

Compensation Philosophy and Objectives

We seek to provide compensation and benefit programs that support our business strategies and objectives by attracting, retaining and developing individuals with necessary expertise and experience. Our incentive programs are designed to encourage performance and results that will create value for us and our stockholders while avoiding unnecessary risks.

Our executive compensation programs are intended to create a performance culture geared toward exceptional support for our physician partners, value and retention. In particular, our executive compensation programs have the following objectives:

•	To reward our executives commensurate with their performance, experience and capabilities.
•	To align our executives’ interests with the interests of our stockholders and allow our executives to share in our stockholders’ success.
•	To enable us to attract and retain top executive talent.

Determination of Executive Compensation

The following describes the primary roles and responsibilities of those involved in the determination of executive compensation levels, plan designs, and policies.

2023 Proxy Statement | 38

Executive Compensation

Compensation and Human Capital Committee

The Compensation and Human Capital Committee is responsible for reviewing and approving the compensation and benefits of our employees, directors and consultants, administering our employee benefit plans, authorizing and ratifying stock incentive compensation and other incentive arrangements, and authorizing employment and related agreements. The Compensation and Human Capital Committee consists of Ms. McLoughlin, Mr. Sachdev, Ms. McKenzie and Mr. Schwaneke, with Mr. Sachdev serving as Chair.

Independent Consultant

The Compensation and Human Capital Committee has engaged Semler Brossy as its independent consultant. Semler Brossy reports to and is directed by the Compensation and Human Capital Committee, and provides no other services to the Company. During 2022, Semler Brossy provided competitive market data and advice to the Compensation and Human Capital Committee on various aspects of the executive and non-employee director compensation programs. In performing these services, Semler Brossy interacted with executive management and attended Compensation and Human Capital Committee meetings.

Executive Management

Certain members of executive management are involved in the executive compensation determination process. For example, our Chief Executive Officer and Chief People Officer make specific recommendations for compensation levels and program designs for executives other than themselves.

Role of Compensation Peer Group

In August 2022, the Compensation and Human Capital Committee reviewed our public company peer group, taking into account input from Semler Brossy. The peer group includes other U.S.-based companies that trade on the major U.S. exchanges in related industries.

2023 Proxy Statement | 39

Executive Compensation

In reviewing our peer group, the Compensation and Human Capital Committee considered a number of factors, including:

•	Comparable size, predominantly measured based on revenue (e.g., 0.5x to 2.0x our revenue);
•	Related industries (e.g., healthcare, consulting and outsourced services, and technology);
•	Other qualitative business screens (e.g., innovative healthcare businesses or businesses that provide back end-support for physicians);
•	Actual experience in the talent market (companies from which we source and potentially lose executive talent); and
•	Other factors (e.g., excluding companies experiencing financial distress).

Based on this review, certain companies (Omnicell, Inc., Premier, Inc., Apollo Medical Holdings, Inc., Allscripts Healthcare Solutions, Inc., NextGen Healthcare, Inc., GoHealth, Inc. and HMS Holdings, Corp.) were removed from our compensation peer group, and an additional nine companies were added. The companies comprising our peer group for our 2022 compensation review were as follows:

2022 Public Company Peer Group

Change Healthcare Inc.	Privia Health Group, Inc.	LifeStance Health Group, Inc.
Bright Health Group, Inc.	Signify Health, Inc.	1Life Healthcare, Inc.
Teladoc Health, Inc.	HealthEquity, Inc.	Guardant Health, Inc.
R1 RCM Inc.	Inovalon Holdings, Inc.	Doximity, Inc.
Oak Street Health, Inc.	Cano Health, Inc.	Health Catalyst, Inc.
Alignment Healthcare, Inc.	GoodRx Holdings, Inc.	Accolade, Inc.
Evolent Health, Inc.	InnovAge Holding Corp.	Phreesia, Inc.

This peer group generally represents companies with similar business dynamics, and those with which we compete for talent, and is used as a reference for benchmarking our executive pay levels as well as updates on pay practices in a more general sense, including incentive design, equity vehicles and vesting schedules, as well as governance provisions and equity usage. While the Compensation and Human Capital Committee considers peer data to be a helpful reference to assess the competitiveness and elements of our executive compensation program, the Committee applies its own business judgment and experience to determine individual executive compensation and does not set or target the compensation of our executives at specific levels or within specified percentile ranges relative to peer company pay levels. Our Compensation and Human Capital Committee will continue to work with our Chief Executive Officer, Chief People Officer and our compensation consultant to position pay based on a variety of factors, including market data for executive compensation drawn from our peer group.

2023 Proxy Statement | 40

Executive Compensation

Elements of Our Executive Compensation Program

During our 2022 Fiscal Year, the compensation program for our named executive officers consisted of base salary, short-term incentive compensation, long-term incentive compensation and certain benefits. Set forth below is a chart outlining each element of our 2022 compensation program, the reason that we provided each element, and how that element fits into our overall compensation philosophy.

Pay Component	Objective of Pay Component	Key Measure

Base Salary	• Provide competitive pay and reflect individual contributions	• Current compensation relative to competitive rates for similar roles
Annual Cash Incentives	• Reward achievement of short-term business objectives and results	• Adjusted EBITDA goal • Operational goals • Individual performance
Equity Awards	• Align executive and stockholder interests • Create “ownership culture” • Provide retention incentives	• Stock price appreciation • Adjusted EBITDA and revenue achievement • Continuation of employment
Benefits

•

Health, disability and life insurance, 401(k) retirement plan and other employee benefits provide a safety net of protection in the case of illness, disability, death or retirement. Executives and key leaders are also eligible for financial planning services.

• Generally, competitive benefits relative to market

Base Salary

Base salaries are set to attract, retain and reward executive talent. The determination of any particular executive’s base salary is based on personal performance, experience in the role, competitive rates of pay for comparable roles, significance of the role to the Company and the availability of such executives. None of our NEOs received a base salary increase in 2022. The annual base salary for each of our NEOs in our 2022 Fiscal Year is shown in the table below.

Name	Title	Base Salary

Steven Sell	Chief Executive Officer and President	$750,000
Tim Bensley	Chief Financial Officer	$500,000
Benjamin Shaker	Chief Markets Officer	$400,000
Girish Venkatachaliah	Chief Technology Officer	$350,000
Veeral Desai	Chief Strategy & Development Officer	$375,000

2023 Proxy Statement | 41

Executive Compensation

Annual Incentive Compensation

Our annual cash incentives are designed to focus our NEOs on achieving planned results against key financial and operational metrics for the Company and reward them for the achievement of specific individual performance criteria that the Compensation and Human Capital Committee subjectively determines based on its assessment of the executive’s performance during the year. By conditioning a significant portion of our NEOs’ potential total cash compensation on the Company’s achievement of annual financial performance, we reinforce our focus on achieving profitable growth.

All of our NEOs were eligible in the 2022 Fiscal Year to receive cash incentive awards based on achievement of pre-established annual financial, operational and individual performance targets that were approved by the Compensation and Human Capital Committee.

For the 2022 Fiscal Year, each NEO had a target incentive opportunity equal to 75% of his base salary for the year. For the 2022 Fiscal Year, our performance goal metrics included Adjusted EBITDA (weighted at 34%), year-end membership on the agilon platform in existing markets (weighted at 15%), new market membership growth (weighted at 15%), experience by measure of net promoter scores and PCP touchpoints (weighted at 18% in the aggregate), quality by measure of chronic condition reassessment rates (weighted at 13%) and quality by measure of acknowledgement rates (weighted at 5%). Threshold, target and stretch (i.e., maximum goals) were set for each metric and results were determined by interpolating the percentage achievement between such levels for each metric. The Compensation and Human Capital Committee believes these metrics are the key drivers of our short-term financial and operational success that will benefit shareholders if achieved at or above target and accordingly determined that these metrics should be the basis of our annual incentive compensation program.

2023 Proxy Statement | 42

Executive Compensation

Adjusted EBITDA is a performance measure that is not a financial measure prepared in accordance with generally accepted accounting principles. As described in Item 7 - Management’s Discussion and Analysis of our Financial Condition and Results of Operations, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”), we define Adjusted EBITDA as net income (loss) adjusted to exclude: (i) income (loss) from discontinued operations, net of income taxes, (ii) interest expense, (iii) income tax expense (benefit), (iv) depreciation and amortization, (v) geography entry costs, (vi) stock-based compensation expense, (vii) severance and related costs, and (viii) certain other items that are not considered by us in the evaluation of ongoing operating performance. We reflect our share of Adjusted EBITDA for equity method investments by applying our actual ownership percentage for the period to the applicable reconciling items on an entity-by-entity basis.

The Adjusted EBITDA goals established by our Compensation and Human Capital Committee in the beginning of the year consisted of a threshold Adjusted EBITDA of $1,000,000 (which achievement below this threshold would result in no annual incentive compensation being earned with respect to this metric, but, if achieved, would result in a payout of 50% of target in respect of this metric), a target Adjusted EBITDA of $10,000,000 (which, if achieved, would result in a payout of 100% of target in respect of this metric), and a “stretch” Adjusted EBITDA of $19,000,000 (which, if achieved, would result in a payout of 150% of target in respect of this metric). Adjusted EBITDA was $4,300,000 for the 2022 Fiscal Year. As a result, achievement on this portion of the annual incentive compensation scorecard was 58%.

The existing market platform membership goals established by our Compensation and Human Capital Committee consisted of a threshold of 260,000 individuals enrolled in a Medicare Advantage (“MA”) plan attributed to the primary care physicians (“PCPs”) on our platform (which achievement below this threshold would result in no annual incentive compensation being earned with respect to this metric, but, if achieved, would result in a payout of 50% of target in respect of this metric), a target of 272,000 individuals enrolled in an MA plan attributed to the PCPs on our platform (which, if achieved, would result in a payout of 100% of target in respect of this metric), and a “stretch” threshold of 284,000 individuals enrolled in an MA plan attributed to the PCPs on our platform (which, if achieved, would result in a payout of 150% of target in respect of this metric). For purposes of the 2022 annual cash incentive plan, the number of individuals enrolled in an MA plan that are attributed to the PCPs on our platform grew to 269,500 individuals for the 2022 Fiscal Year. As a result, achievement on this portion of the annual incentive compensation scorecard was 90%.

The platform new market membership goals established by our Compensation and Human Capital Committee consisted of a threshold of 60,000 individuals on our platform (which achievement below this threshold would result in no annual incentive compensation being earned with respect to this metric, but, if achieved, would result in a payout of 50% of target in respect of this metric), a target of 80,000 individuals on our platform (which, if achieved, would result in a payout of 100% of target in respect of this metric), and a “stretch” threshold of 100,000 individuals on our platform (which, if achieved, would result in a payout of 175% of target in respect of this metric). For purposes of the 2022 annual cash incentive plan, the number of new market membership grew to 100,000 individuals for the 2022 Fiscal Year. As a result, achievement on this portion of the annual incentive compensation scorecard was 175%.

The experience goals established by our Compensation and Human Capital Committee consisted of our markets achieving certain “pass” thresholds related to patient and provider experience as measured by net promoter scores and PCP member touchpoints. To achieve threshold performance levels of 50% in respect of NPS, 12 of 21 targets for patient and provider surveys must have met the “pass” threshold, which were established for each market based on prior year performance. To achieve the target payout of 100%, 15 of 21

2023 Proxy Statement | 43

Executive Compensation

targets for patient and provider surveys must have been met. To achieve the maximum payout of 150%, 18 of 21 targets for patient and provider surveys must have been met. The combined net promoter score and PCP member touchpoint performance was determined across the markets and 14 out of 21 targets were achieved. As a result, achievement on this portion of the annual incentive compensation scorecard was 83%.

Improving clinical outcomes for senior patients in a total care model requires comprehensive assessment of chronic medical conditions. Given the impact that chronic conditions have on the quality of care members on our platform receive and our ability to best optimize care for specific clinical conditions through evidence-based clinical programs, it is imperative that care teams assess the status of each patient’s full medical history to identify active conditions that would benefit from improved clinical management.

The chronic care reassessment rate goals established by our Compensation and Human Capital Committee consisted of reassessment rate goals blended across all markets with threshold achievement of 86% (which achievement below this threshold would result in no annual incentive compensation being earned with respect to this metric, but, if achieved, would result in a payout of 50% of target in respect of this metric), a target chronic reassessment rate of 89% (which, if achieved, would result in a payout of 100% of for this metric), and a “stretch” chronic reassessment rate of 92% (which, if achieved, would result in a payout of 150% of target for this metric). For purposes of the 2022 annual incentive compensation plan, the chronic reassessment rate was 90.5%, resulting in achievement on this portion of the annual incentive compensation scorecard of 125%.

Value-based care and improved clinical outcomes for our members depend on physician engagement and team-based care. One critical measure of physician engagement and team-based effectiveness is how frequently a physician acknowledges peer-to-peer clinical information that is designed to improve care quality including diagnostic accuracy, comprehensiveness, optimization of medical management, and targeted high value clinical programs.

The acknowledgement rate goals established by our Compensation and Human Capital Committee consisted of an acknowledgement rate goal blended across all markets with threshold achievement of 80% (which achievement below this threshold would result in no annual incentive compensation being earned with respect to this metric, but, if achieved, would result in a payout of 50% of target in respect of this metric), an acknowledgement rate goal of 85% (which, if achieved, would result in a payout of 100% of for this metric), and a “stretch” acknowledgement rate goal of 90% (which, if achieved, would result in a payout of 150% of target for this metric). For purposes of the 2022 annual incentive compensation plan, the acknowledgement rate of was 80.5%, resulting in achievement on this portion of the annual incentive compensation scorecard of 55%.

The Compensation and Human Capital Committee determined that the overall company score, and therefore annual incentive compensation pool payout funding, would be at 93% of the target and that Mr. Sell would receive 100% of his target annual incentive compensation. Mr. Sell, as Chief Executive Officer, was given the discretion to apply the following multiples reflecting the individual performance goals for each NEO based on their performance during the 2022 Fiscal Year: 95% for the individual performance goals applicable to Mr. Bensley, 100% for the individual performance goals applicable to Mr. Shaker, 110% for the individual performance goals applicable to Mr. Venkatachaliah and 100% for the individual performance goals applicable to Mr. Desai.

The 2022 annual incentive compensation payable to each of our NEOs is shown in the “Summary Compensation Table” following this Compensation Discussion and Analysis under the “Non-Equity Incentive Plan Compensation” column.

2023 Proxy Statement | 44

Executive Compensation

Changes to Our Annual Incentive Compensation Program for 2023

In March 2023, as further evidence of our comprehensive commitment to promoting environmental, social and governance initiatives throughout our organization and for our physician partners, members and the communities we serve, our Compensation and Human Capital Committee determined that for Fiscal Year 2023, our Annual Incentive Compensation Program will include an additional metric based on our NEO’s achievement of goals related to our team and culture engagement plan, leadership development and our diversity, equity and inclusion priorities. With the addition of this important metric, 2023 annual incentive compensation payout achievement will be weighted as follows: Adjusted EBITDA goal, 29%; platform membership growth goals, 29%; experience score goals, 18%; chronic care reassessment and acknowledgement rate goals, 13%; and team and culture goals, 11%. We believe these annual incentive compensation metrics will further incentivize our NEOs to achieve short-term goals that will benefit the company, our shareholders and other key stakeholders.

2023 Proxy Statement | 45

Executive Compensation

Long-Term Equity Incentives

Our Equity Incentive Plans

Prior to our IPO, we sponsored the agilon health, inc. Stock Incentive Plan (the “Prior Stock Incentive Plan”). We currently sponsor the agilon health, inc. 2021 Omnibus Equity Incentive Plan (the “Equity Incentive Plan”), which was adopted in connection our IPO and which assumed all awards under the Prior Stock Incentive Plan. All awards under these plans were designed to ensure that senior management, including our NEOs, maximize their focus on increasing stockholder value through long-term growth, and these awards constitute a meaningful part of our NEOs’ compensation. The Equity Incentive Plan is administered by our Compensation and Human Capital Committee, which has discretion, within the parameters of the Equity Incentive Plan, to determine the recipients, amounts and terms of awards.

During the 2022 Fiscal Year, we granted stock options, time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) under the Equity Incentive Plan to each of our NEOs. These awards are described in further detail below and in the “Grants of Plan-Based Awards at Fiscal Year 2022” table. In connection with our IPO, our Compensation and Human Capital Committee determined that, as a general matter (subject to exceptions and changes in their discretion), annual executive equity grants will consist of 50% stock options, 25% RSUs and 25% PSUs. As discussed above, we believe that these equity awards are a critical and appropriate element of the total compensation package for our NEOs, and align the interests of our NEOs with those of our stockholders and create strong retention incentives for our valued executives.

Stock Options

Each of our NEOs was granted stock options in April of 2022. Since our NEOs receive value from stock options only if our stock price appreciates relative to the exercise price established at the time of grant, stock options create incentives for our executives to achieve share price appreciation that will benefit shareholders. These stock options vest in four equal annual installments. The exercise price of each outstanding stock option is set forth in the “Exercise Price of Option Awards” column of the “Grants of Plan-Based Awards for Fiscal Year 2022” table. All stock options expire ten years after the date of grant. Outstanding options will generally not accelerate in connection with a “change in control” (as defined in the Equity Incentive Plan), unless our board of directors elects to accelerate and cancel such awards in exchange for a payment equal to the price per share offered in the “change in control” minus the stock option’s exercise price. See “Potential Payments Upon Termination or Change-in-Control—Accelerated Vesting of Equity on a Change in Control” for more information regarding the treatment of outstanding stock options in connection with a change in control.

RSUs

In April 2022 each of our NEOs was granted RSUs under the Equity Incentive Plan. RSU awards create incentives for our NEOs to achieve long-term share price appreciation that will benefit shareholders as well as serve to retain our executives over the long term. These awards vest in four equal annual installments, subject to the NEO’s continuous employment on the applicable vesting

2023 Proxy Statement | 46

Executive Compensation

date. Outstanding RSUs will generally not accelerate in connection with a “change in control” (as defined in the Equity Incentive Plan), unless our board of directors elects to accelerate and cancel such awards in exchange for a payment equal to the price per share offered in the “change in control”. See “Potential Payments Upon Termination or Change-in-Control—Accelerated Vesting of Equity on a Change in Control” for more information regarding the treatment of outstanding RSUs in connection with a change in control.

PSUs

In April 2022 each of our NEOs was granted PSUs under the Equity Incentive Plan. These PSUs vest based on performance against predetermined revenue and Adjusted EBITDA goals through the end of the three-year performance period commencing January 1, 2022 to December 31, 2024, subject to continued employment through the end of that period and accordingly create incentives for our NEOs to achieve medium term growth and profitability. The revenue and Adjusted EBITDA goals have an equal impact on PSU vesting. For the revenue metric, the PSU payout may range from 50% at threshold performance level (which we define as 90% achievement of target) and 200% for maximum performance level, (which we define as 130% achievement of the target). For the Adjusted EBITDA metric, the PSU payout may range from 50% at threshold performance level (which we define as an 80% achievement of target) and 200% for maximum performance level, (which we define as 120% achievement of the target). Outstanding PSUs will generally not accelerate in connection with a “change in control” (as defined in the Equity Incentive Plan), unless our board of directors elects to accelerate at target levels and cancel such awards in exchange for a payment equal to the price per share offered in the “change in control”. See “Potential Payments Upon Termination or Change-in-Control— Accelerated Vesting of Equity on a Change in Control” for more information regarding the treatment of outstanding PSUs in connection with a change in control.

Changes to Our Long-Term Equity Incentive Program for 2023

In March 2023, to further align the interests of our NEOs with those of our shareholders by incentivizing our executives to achieve superior long and medium-term performance and enhance retention incentives for our NEOs, our Compensation and Human Capital Committee determined that for Fiscal Year 2023, our Long-Term Equity Compensation Program will be revised to change the mix of stock options, RSUs and PSUs such that these awards will be paid as follows: 25% stock options, 25% RSUs and 50% PSUs. Since PSUs vest based on performance against predetermined revenue and Adjusted EBITDA goals through the end of a three-year performance period, increasing the proportion of PSUs in our total equity award mix creates additional incentives for our NEOs to achieve higher medium-term revenue and profitability growth that if achieved at target or higher will benefit shareholders.

Retirement Benefits

We maintain a 401(k) plan for the benefit of our eligible employees, including our NEOs, under which participants are permitted to contribute a percentage of their compensation on a pre-tax basis, subject to U.S. Internal Revenue Code limits. We make matching contributions under the 401(k) plan that immediately vest. Our NEOs are eligible to participate in the 401(k) plan on the same basis as our other employees. We do not maintain any retirement plans other than the 401(k) plan.

2023 Proxy Statement | 47

Executive Compensation

Compensation and Human Capital Committee Report

The Company’s Compensation and Human Capital Committee has reviewed the Compensation Discussion and Analysis and discussed it with management and, based on such review and discussions, has recommended to the board that the Compensation Discussion and Analysis should be included in this Proxy Statement.

Ravi Sachdev (Chair)
Karen McLoughlin
Jeff Schwaneke
Diana McKenzie

This Compensation and Human Capital Committee Report is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

2023 Proxy Statement | 48

Executive Compensation

Summary Compensation Table

The following table sets forth the compensation of our NEOs.

Name and Principal Position	Fiscal Year(1)	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Steven J. Sell	2022	750,000	2,250,017	4,500,031	523,125	16,000	8,039,173
Chief Executive Officer and President	2021	750,000	---	---	506,250	---	1,256,250
	2020(6)	432,692	---	5,277,000	328,893	---	6,038,585
Timothy Bensley	2022	500,000	625,012	1,250,024	331,313	---	2,706.349
Chief Financial Officer	2021(7)	480,769	687,470	4,311,643	336,415	4,734	5,821,031
Benjamin Shaker	2022	400,000	625,012	1,250,024	279,000	36,500	2,590,536
Chief Markets Officer	2021	389,808	6,624,943	625,000	304,260	13,886	7,957,897
Girish Venkatachaliah	2022	350,000	500,019	1,000,028	268,538	36,500	2,155,085
Chief Technology Officer	2021(8)	333,846	249,964	2,437,052	257,442	4,734	3,283,039
Veeral Desai	2022	375,000	750,006	1,500,020	261,563	31,021	2,917,609
Chief Strategy and Development Officer	2021	375,000	549,976	549,992	285,244	8,019	1,768,231

(1)	Mr. Bensley, Mr. Shaker, Mr. Venkatachaliah and Mr. Desai were not named executive officers in 2020, and thus only their 2022 and 2021 compensation is presented in accordance with SEC rules.
(2)	Stock Awards. Amounts reported in this column represent the aggregate grant date fair value of RSUs and PSUs granted to our NEOs, computed in accordance with FASB ASC Topic 718. For a discussion of the relevant assumptions used to calculate these amounts, please refer to heading “Stock Based Compensation” under Note 14 to the Consolidated Financial Statements in the Annual Report, which is incorporated by reference.

For PSUs, the grant date fair value is calculated based upon the probable outcome of the performance condition being achieved, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date, excluding the effect of estimated forfeitures. As of the grant date, the values of the PSUs granted to the NEOs in 2022 assuming the highest level of performance (200% of the grant date value), were as follows: Mr. Sell ($2,250,018); Mr. Bensley ($625,012); Mr. Shaker ($625,012); Mr. Venkatachaliah ($500,019) and Mr. Desai ($750,006). See “Elements of our Executive Compensation Program—Long-Term Equity Incentives” above for more information regarding the stock awards.

2023 Proxy Statement | 49

Executive Compensation

(3)	Option Awards. Amounts reported in this column represent the aggregate grant date fair value of stock options, computed in accordance with FASB ASC Topic 718. For a discussion of the relevant assumptions used to calculate these amounts, please refer to heading “Stock Based Compensation” under Note 14 to the Annual Report, which is incorporated by reference.
(4)	Non-Equity Incentive Plan Compensation. The amounts in this column represent annual incentive compensation earned based on the achievement of pre-established annual financial, operational and individual performance goals during the immediately preceding fiscal year. See “Elements of Our Executive Compensation Program—Annual Cash Incentives” above for more information.
(5)	All Other Compensation. Amounts reported in this column for our NEOs in the 2022 Fiscal Year include the following items as applicable to each NEO. Amount includes our contributions to each NEO’s account under our 401(k) plan as follows: Mr. Shaker, $12,200, Mr. Venkatachaliah, $12,200 and Mr. Desai, $12,200. Amount includes fees for financial planning services paid by us as follows: Mr. Sell, $16,000, Mr. Shaker, $16,000, Mr. Venkatachaliah, $16,000 and Mr. Desai, $10,521.
(6)	Mr. Sell commenced his employment with the Company as of June 1, 2020, and amounts reported for Mr. Sell reflect that his base salary and non-equity incentive plan compensation were prorated for the 2020 fiscal year.
(7)	Mr. Bensley commenced his employment with the Company as of January 11, 2021, and amounts reported for Mr. Bensley in this row reflect that his base salary and non-equity incentive plan compensation were prorated for the 2021 fiscal year.
(8)	Mr. Venkatachaliah commenced his employment with the Company as of January 13, 2021, and amounts reported for Mr. Venkatachaliah in this row reflect that his base salary and non-equity incentive plan compensation were prorated for the 2021 fiscal year.

2023 Proxy Statement | 50

Executive Compensation

Grants of Plan-Based Awards for Fiscal Year 2022

The following table provides information concerning awards granted to the NEOs in the 2022 Fiscal Year under any plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares or Units and Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(5)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Steven J. Sell		$281,250	$562,500	$843,750
	4/14/2022					160,486(2)	$23.07	2,250,014
	4/14/2022				48,765(3)			1,125,009
	4/14/2022				24,383/48,765/ 97,530(4)			1,125,009
Timothy Bensley		$187,500	$375,000	$562,500
	4/14/2022					44,580(2)	$23.07	625,012
	4/14/2022				13,546(3)			312,506
	4/14/2022				6,773/13,546/ 27,092(4)			312,506
Benjamin Shaker		$150,000	$300,000	$450,000
	4/14/2022					44,580(2)	$23.07	625,012
	4/14/2022				13,546(3)			312,506
	4/14/2022				6,773/13,546/ 27,092(4)			312,506
Girish Venkatachaliah		$131,250	$300,000	$393,750
	4/14/2022					35,664(2)	$23.07	500,009
	4/14/2022				10,837(3)			250,010
	4/14/2022				5,419/10,837/ 21,674(4)			250,010
Veeral Desai		$131,250	$262,500	$393,750
	4/14/2022					53,496(2)	$23.07	750,014
	4/14/2022				16,255(3)			375,003
	4/14/2022				8,128/16,255/ 32,510(4)			375,003

2023 Proxy Statement | 51

Executive Compensation

(1)	Threshold, target and maximum cash payouts available to our NEOs under our annual incentive compensation plan for 2022.
(2)	Stock options awarded in 2022 that to vest in four equal annual installments commencing on the first anniversary of the grant date, based on continued service through the applicable vesting date.
(3)	RSUs awarded in 2022 that vest in four equal annual installments commencing on the first anniversary of the grant date, based on continued service through the applicable vesting date.
(4)	PSUs that may vest under the applicable threshold, target and maximum performance levels for PSU grants made in 2022. In the event the applicable threshold performance conditions are not achieved, none of these PSUs will vest.
(5)	Aggregate grant date fair value of the applicable award, computed in accordance with FASB ASC Topic 718. Please refer to heading “Stock Based Compensation” under Note 14 to the Consolidated Financial Statements in the Annual Report for a discussion of the relevant assumptions used to calculate these amounts. With respect to awards that vest subject to a performance condition, the grant date fair value is calculated based upon the probable outcome of the performance condition being achieved, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date, excluding the effect of estimated forfeitures.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table

Employment Agreements

We are a party to employment agreements with each of Mr. Sell, Mr. Bensley, Mr. Shaker, Mr. Venkatachaliah and Mr. Desai.

Steven J. Sell

Mr. Sell’s employment agreement does not provide a fixed term and may be terminated at any time by either party. Under his agreement, Mr. Sell is entitled to an annual base salary of $750,000 and is eligible for payment of annual incentive compensation, with a target amount equal to 75% of his base salary.

The employment agreement provides for certain severance benefits. If Mr. Sell’s employment is terminated without “cause” or if he resigns his employment for “good reason,” as such terms are defined in his employment agreement he is entitled to receive (i) continued base salary for 18 months, payable on the Company’s normal payroll dates, (ii) a cash payment equal to his target annual incentive compensation, payable in equal monthly installments over 12 months on the Company’s normal payroll dates, (iii) any earned but unpaid annual

2023 Proxy Statement | 52

Executive Compensation

incentive compensation for the fiscal year prior to the year in which Mr. Sell’s employment terminates and (iv) continued medical, dental and vision insurance coverage for 12 months at active employee rates. Any severance payments are conditioned upon, among other things, Mr. Sell’s execution and non-revocation of a release of claims and his continued compliance with applicable restrictive covenants, which include nondisclosure and nondisparagement restrictions for an indefinite time period and restrictions relating to soliciting the Company’s customers and employees for two years following termination of Mr. Sell’s employment with the Company.

Timothy Bensley

Mr. Bensley’s employment agreement does not provide a fixed term and may be terminated at any time by either party. Under his agreement, Mr. Bensley is entitled to an annual base salary of $500,000 and is eligible for payment of an annual incentive compensation, with a target amount equal to 75% of his base salary.

The employment agreement provides for certain severance benefits. If Mr. Bensley’s employment is terminated without “cause,” as such term is defined in his employment agreement, he is entitled to receive a cash payment equal to 12 months of his base salary and target annual incentive compensation, payable in equal monthly installments over 12 months. Any severance payments are conditioned, among other things, upon Mr. Bensley’s execution and non-revocation of a release of claims.

Benjamin Shaker

Mr. Shaker’s employment agreement does not provide a fixed term and may be terminated at any time by either party. Under his agreement, Mr. Shaker is entitled to an annual base salary of $400,000 and is eligible for payment of annual incentive compensation, with a target amount equal to 75% of his base salary.

The employment agreement provides for certain severance benefits. If Mr. Shaker’s employment is terminated without “cause” or Mr. Shaker resigns for “good reason,” as such terms are defined in his employment agreement he is entitled to receive cash payments equal to (i) 24 months of base salary, payable on the Company’s normal payroll dates and (ii) two times his target annual incentive compensation, payable in equal monthly installments over 24 months of the Company’s normal payroll dates. Any severance payments are conditioned, among other things, upon Mr. Shaker’s execution and non-revocation of a release of claims.

Girish Venkatachaliah

Mr. Venkatachaliah’s employment agreement does not provide a fixed term and may be terminated at any time by either party. Under his agreement, Mr. Venkatachaliah is entitled to an annual base salary of $350,000 and is eligible for payment of an annual incentive compensation , with a target amount equal to 75% of his base salary.

2023 Proxy Statement | 53

Executive Compensation

The employment agreement provides for certain severance benefits. If Mr. Venkatachaliah’s employment is terminated without “cause,” as such term is defined in his employment agreement, he is entitled to receive a cash payment equal to 12 months of his base salary and target annual incentive compensation, payable in equal monthly installments over 12 months. Any severance payments are conditioned, among other things, upon Mr. Venkatachaliah’s execution and non-revocation of a release of claims.

Veeral Desai

Mr. Desai’s employment agreement does not provide a fixed term and may be terminated at any time by either party. Under his agreement, Mr. Desai is entitled to an annual base salary of $375,000 and is eligible for payment of an annual incentive compensation, with a target amount equal to 75% of his base salary.

The employment agreement provides for certain severance benefits. If Mr. Desai’s employment is terminated without “cause” or if he resigns his employment for “good reason,” as such terms are defined in his employment agreement, he is entitled to receive cash payments equal to (i) 23 months of base salary, payable on the Company’s normal payroll dates, (ii) two times his target annual incentive compensation, payable in equal monthly installments over 24 months on the Company’s normal payroll dates, and (iii) continued medical, dental and vision insurance coverage for 18 months at active employee rates. Any severance payments are conditioned, among other things, upon Mr. Desai’s execution and non-revocation of a release of claims.

2023 Proxy Statement | 54

Executive Compensation

Outstanding Equity Awards at Fiscal Year End 2022

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or units of Stock that have not vested (#)	Market Value of shares or units of stock that have not vested ($)(10)	Equity Incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(10)
Steven J. Sell	700,000	1,200,000(2)	4.50	5/22/2030	—	—	—
	1,000,000	1,500,000(2)	10.12	5/22/2030	—	—	—	—
	1,000,000	—	4.50	5/22/2030	—	—	—	—
	—	160,486(3)	23.07	4/14/2032	—	—	—	—
	—	—	—	—	48,765(8)	787,067	—	—
	—	—	—	—	—	—	24,383(11)	393,542
Timothy Bensley	25,000	75,000(4)	14.62	1/28/2031	—	—	—	—
	25,000	75,000(4)	29.24	1/28/2031	—	—	—	—
	54,357	163,074(5)	23.00	4/14/2031	—	—	—	—
	—	—	—	—	11,209(9)	180,913	—	—
	—	—	—	—	—	—	7,473(12)	120,614
	—	44,580(3)	23.07	4/14/2032	—	—	—	—
	—	—	—	—	13,546(8)	218,632	—	—
	—	—	—	—	—	—	6,773(11)	109,316
Benjamin Shaker	327,306	—	1.00	12/30/2026	—	—	—	—
	76,851	—	3.00	12/30/2026	—	—	—	—
	100,000	—	1.00	4/27/2027	—	—	—	—
	100,000	—	3.00	4/27/2027	—	—	—	—
	337,500	112,500(6)	3.79	2/9/2029	—	—	—	—
	11,566	34,697(5)	23.00	4/14/2031	—	—	—	—
	—	—	—	—	10,190(9)	164,467	—	—
	—	—	—	—	—	—	137,228(12)	2,214,860
	—	44,580(3)	23.07	4/14/2032	—	—	—	—
	—	—	—	—	13,546(8)	218,632	—	—
	—	—	—	—	—	—	6,773(11)	109,316
Girish Venkatachaliah	12,500	37,500(7)	14.62	1/28/2031	—	—	—	—
	12,500	37,500(7)	29.24	1/28/2031	—	—	—	—
	32,383	97,149(5)	23.00	4/14/2031	—	—	—	—
	—	—	—	—	4,076(9)	65,787	—	—
	—	—	—	—	—	—	2,717(12)	43,852
	—	35,664(3)	23.07	4/14/2032	—	—	—	—
	—	—	—	—	10,837(8)	174,909	—	—
	—	—	—	—	—	—	5,419(11)	87,463

2023 Proxy Statement | 55

Executive Compensation

	Option Awards				Stock Awards

							Equity Incentive plan awards:	Equity incentive plan awards: market
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or units of Stock that have not vested (#)	Market Value of shares or units of stock that have not vested ($)(10)	number of unearned shares, units or other rights that have not vested (#)	or payout value of unearned shares, units or other rights that have not vested ($)(10)
Veeral Desai	57,441	—	1.00	4/27/2027	—	—	—	—
	1,700,000	—	3.00	4/27/2027	—	—	—	—
	10,177	30,533(5)	23.00	4/14/2031	—	—	—	—
	—	—	—	—	8,967(9)	144,727	—	—
	—	—	—	—	—	—	5,978(12)	96,485
	—	53,496(3)	23.07	4/14/2032	—	—	—	—
	—	—	—	—	16,255(8)	262,356	—	—
	—	—	—	—	—	—	8,128(11)	131,186

(1)	The awards in this column consist of nonqualified stock options granted under our Equity Incentive Plan that have previously vested.
(2)	These awards consist of nonqualified stock options granted under our Equity Incentive Plan that will vest 20% on each anniversary of June 1, 2020, subject to Mr. Sell’s continued employment through each applicable vesting date.
(3)	These awards consist of nonqualified stock options granted under our Equity Incentive Plan that will vest 25% on each anniversary of April 14, 2022, subject to each NEO’s continued employment through each applicable vesting date.
(4)	These awards consist of nonqualified stock options granted under our Equity Incentive Plan that will vest 25% on each anniversary of January 11, 2021, subject to Mr. Bensley’s continued employment through each applicable vesting date.
(5)	These awards consist of nonqualified stock options granted under our Equity Incentive Plan that will vest 25% on each anniversary of April 14, 2022, subject to each NEO’s continued employment through each applicable vesting date.
(6)	These awards consist of nonqualified stock options granted under our Equity Incentive Plan that vested on February 9, 2023.
(7)	These awards consist of nonqualified stock options granted under our Equity Incentive Plan that will vest 25% on each anniversary of January 13, 2021, subject to Mr. Venkatachaliah’s continued employment through each applicable vesting date.
(8)	These awards consist of RSUs granted under our Equity Incentive Plan that will vest 25% on each anniversary of April 14, 2022, subject to each NEO’s continued employment through each applicable vesting date.

2023 Proxy Statement | 56

Executive Compensation

(9)	These awards consist of RSUs granted under our Equity Incentive Plan that will vest 25% on each anniversary of April 14, 2021, subject to each NEO’s continued employment through each applicable vesting date.
(10)	The amounts in this column were determined based on a $16.14 closing price of the Company’s common stock on December 30, 2022.
(11)	The awards in this column consist of PSUs granted under our Equity Incentive Plan that will vest based on performance against predetermined Revenue and Adjusted EBITDA goals at the end of the three-year performance period (December 31, 2024). The amounts in this column assume payout at threshold, though the PSU payouts may range from 50% at threshold performance level (80% achievement of target) to 200% for maximum performance level (125% achievement of target).
(12)	The awards in this column consist of PSUs granted under our Equity Incentive Plan that will vest based on performance against predetermined Revenue and Adjusted EBITDA goals at the end of the three-year performance period (December 31, 2023). The amounts in this column assume payout at threshold, though the PSU payouts may range from 50% at threshold performance level (80% achievement of target) to 200% for maximum performance level (125% achievement of target).

Options Exercised and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Steven Sell	—	—	—	—
Timothy Bensley	—	—	3,376	86,190
Benjamin Shaker	372,825	6,629,666	3,396	78,346
Girish Venkatachaliah	—	—	1,358	31,329
Veeral Desai	1,021,558	22,491,411	2,989	68,956

(1)	Value realized on exercise determined by multiplying the difference between the closing price of our common stock on the date of exercise and the exercise price of the applicable options, multiplied by the number of shares underlying the options exercised.
(2)	Value realized on vesting determined by multiplying the number of shares acquired on vesting by the closing price of our common stock of $23.07 on April 14, 2022.

2023 Proxy Statement | 57

Executive Compensation

Potential Payments Upon Termination or Change-in-Control

Severance Payments

The information below describes and quantifies compensation that would have become payable to each of our NEOs under the terms of their employment agreements or other arrangements, as applicable, if their employment had been terminated on December 31, 2022 by the Company without “cause” or, in the case of Mr. Sell, Mr. Desai, or Mr. Shaker, if they resigned for “good reason”. See “Narrative disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Arrangements” above for a description of the severance benefits available to our NEOs.

Name	Salary ($)	Target Annual Incentive Compensation ($)	Earned and Unpaid Annual Incentive Compensation ($)	COBRA Benefit Payment ($)	Total ($)
Steven Sell	1,125,000	562,500	562,500	32,067	2,282,067
Timothy Bensley	500,000	375,000	—	—	875,000
Benjamin Shaker	800,000	600,000	—	—	1,400,000
Girish Venkatachaliah	350,000	262,500	—	—	612,500
Veeral Desai	718,750	562,500	—	43,044	1,324,294

Accelerated Vesting of Equity on a Change in Control

Outstanding options, RSUs and PSUs will generally not accelerate in connection with a “change in control” (as defined in the Equity Incentive Plan), unless our board of directors elects to accelerate and cancel such awards in exchange for a payment equal to the price per share offered in the “change in control” minus, in the case of stock options, such stock option’s exercise price. Pursuant to the Equity Incentive Plan, any unvested options, RSUs and PSUs (or alternative awards issued in exchange for such awards) shall vest if, within 12 months following such “change in control”, an NEO’s employment is terminated without “cause” or by an NEO for “good reason” as such terms are defined in the Equity Incentive Plan. In such case, PSU vesting would be based on target levels of performance.

Under the Equity Incentive Plan, a “change in control” is generally defined as the first to occur of the following events:

•	any transaction, whether by way of sales of capital stock, merger, consolidation or otherwise, that results in the direct or indirect beneficial ownership by any person, entity or “group” (as defined in Section 12(d) of the Exchange Act), excluding the Company, any of its subsidiaries, any employee benefit plan of the Company or any of its subsidiaries, and the CD&R Investors (and any “group” that includes any of the CD&R Investors and any member of such group, if the non-Investor members of such group do not by themselves, directly or indirectly, own more than 50% of the Company’s then outstanding voting securities), or any affiliates of any of the foregoing, of more than 50% of the combined voting power of the Company’s (or, if applicable, the surviving company after such a merger) then outstanding voting securities;

2023 Proxy Statement | 58

Executive Compensation

•	within any 12-month period, the persons who were members of the board at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the board, provided that any director elected or nominated for election to the board by any investor or a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause; or
•	the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons that are not any of the CD&R Investors and are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company.

The following table assumes a change in control of the Company occurred on December 31, 2022 and each NEO’s employment was terminated without “cause” or by an NEO for “good reason” as such terms are defined in the Equity Incentive Plan. Based on such assumptions, our NEOs would have received benefits from the accelerated vesting of unvested options, RSUs and PSUs in the following amounts. The values in the table set forth below are based on our closing stock price on the New York Stock Exchange on December 30, 2022, which was $16.14.

Name	Value of Accelerated Options ($)	Value of RSUs ($)	Value of PSUs ($)
Steven Sell	48,806,000	787,067	393,542
Timothy Bensley	152,000	459,844	229,930
Benjamin Shaker	14,350,735	437,910	2,323,531
Girish Venkatachaliah	76,000	262,614	131,315
Veeral Desai	23,207,657	455,326	227,671

Stock Ownership Guidelines

Our board of directors has established stock ownership guidelines in order to further align the long-term interests of our executive officers and non-employee directors with those of our stockholders. Our stock ownership guidelines require that our executive officers and non-employee directors own shares of the Company’s common stock having an aggregate value equal to a multiple of the executive officer’s annual base salary or non-employee director’s annual board cash retainer as follows:

Position	Multiple
Chief Executive Officer	6x Annual Base Salary
All Other Executive Officers	2x Annual Base Salary
Non-Employee Directors*	5x Annual Board Cash Retainer

* Excludes CD&R affiliated directors

2023 Proxy Statement | 59

Executive Compensation

Executives are required to hold 100% of shares acquired as a result of exercise or settlement of compensatory awards (net of any shares withheld for taxes) until these ownership guidelines have been met.

Hedging and Pledging

Our internal Policy on Trading in Securities prohibits hedging or monetization transactions with respect to agilon health securities and the pledging of agilon health securities as collateral for a loan by any of our employees, officers, or directors.

Compensation of Directors

In connection with our IPO in 2021, our board of directors adopted the following non-employee director compensation program, including a mix of cash and equity compensation:

Compensation	Amount
Initial Equity Award (for new appointments)	$160,000 option grant with three-year ratable vesting
Annual Equity Award	$160,000 RSU grant with one-year vesting
Annual Cash Retainer	$70,000
Committee Chair Annual Cash Retainer Fee	Audit Committee: $25,000 Compensation Committee: $15,000 Nominating & Governance Committee: $10,000 Compliance Committee: $15,000

The following table sets forth information regarding compensation for each of our non-employee directors during our fiscal year ended December 31, 2022. Mr. Sell’s compensation for fiscal year 2022 is reported in the Summary Compensation table above.

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)	Total ($)
Michelle Gourdine(2)	64,103	—	64,103
Sharad Mansukani, M.D.	85,000	160,060	245,060
Karen McLoughlin	70,000	160,060	230,060
Clay Richards	70,000	160,060	230,060
Ravi Sachdev	—	—	—
Richard J. Schnall	—	—	—
Jeffrey Schwaneke	27,391	108,283	135,674
Michael L. Smith(2)	47,500	—	47,500
Derek L. Strum	—	—	—
Ronald A. Williams	—	160,060	160,060
J. William Wulf, M.D.	70,000	160,060	230,060

2023 Proxy Statement | 60

Executive Compensation

(1)	Amounts reported in this column represent the grant date fair value of RSUs issued to Dr. Gourdine, Dr. Mansukani, Ms. McLoughlin, Mr. Richards, Mr. Schwaneke, Mr. Smith, Mr. Williams, and Dr. Wulf in the 2022 Fiscal Year, computed in accordance with FASB ASC Topic 718. The RSUs vest on the first anniversary of the grant date, subject to each director’s continued service as a member of our board of directors through such date. As of December 31, 2022, directors held the following number of RSUs: Dr. Mansukani, 6,936; Ms. McLoughlin, 6,936; Mr. Richards, 6,936; Mr. Schwaneke, 4,009; Mr. Williams, 6,936; and Dr. Wulf, 6,936. Please refer to heading “Stock Based Compensation” under Note 14 to the Consolidated Financial Statements in the Annual Report for a discussion of the relevant assumptions used to calculate these amounts.
(2)	Dr. Gourdine and Mr. Smith resigned from our board of directors on December 19, 2022 and August 10, 2022, respectively.

In the 2022 Fiscal Year, no director who is a CD&R partner (Mr. Sachdev, Mr. Schnall and Mr. Strum) was compensated by us for services as a director.

2023 Proxy Statement | 61

Executive Compensation

CEO Pay Ratio

The following provides information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO.

To determine the estimated ratio of CEO pay to median employee, we considered our entire employee population of approximately 739 employees who were on the payroll as of December 31, 2022. We then used base salary paid during the 2022 Fiscal Year as the form of compensation to determine our median employee. We identified our median employee, whose total compensation, calculated in accordance with the rules applicable to the Summary Compensation Table was $68,505 in the 2022 Fiscal Year.

The CEO pay used for purposes of calculating this pay ratio is $8,039,173, which is the annual total compensation of our CEO as reported in the Summary Compensation Table. As a result, the reasonable estimated ratio of CEO pay to median employee pay is 117 to 1.

The SEC’s pay ratio disclosure rules permit the use of estimates, assumptions and adjustments. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above. Pay ratios vary from one company to another due to a variety of factors, including differences in the geographic distribution of their workforces, the breadth of work functions performed by company employees, and the relative share of salaried versus hourly employees.

2023 Proxy Statement | 62

Executive Compensation

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between “compensation actually paid”, for our Principal Executive Officer (PEO) and our non-PEO NEOs, on an average basis, and certain financial performance of the Company for Fiscal Year 2022 and 2021. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs(4)	Average Compensation Actually Paid to Non-PEO NEOs(3)(5)	Value of Initial Fixed $100 Investment Based On:		Net Income (thousands)(7)	Adjusted EBITDA (thousands)(8)

					Total Shareholder Return	Peer Group Total Shareholder Return(6)
2022	$8,039,173	($30,811,711)	$2,592,395	($1,404,226)	$70.17	$118.00	($106,864)	$4,251
2021	$1,256,250	$79,887,250	$4,001,770	$26,200,762	$117.39	$120.35	($406,787)	($38,619)

(1)	Amounts reported in this column are the amounts of total compensation reported for Mr. Sell (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. See “Executive Compensation – Summary Compensation Table.”
(2)	Amounts reported in this column represent the amount of “compensation actually paid” to Mr. Sell, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Sell during the applicable year. The increases and decreases in these values are attributable largely to the changes in the value of Mr. Sell’s pre-IPO equity compensation awards in light of stock price movements. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Sell’s total compensation for each year to determine the compensation actually paid:

2023 Proxy Statement | 63

Executive Compensation

Year	2021	2022
SCT Total Compensation	$1,256,250	$8,039,173
Less, value of Stock and Option Awards reported in SCT	—	$6,750,048
Plus, Year-End value of Stock and Option Awards Granted in Fiscal Year that are Unvested and Outstanding	—	$2,812,164
Plus, Change in Fair Value (from prior year-end) of Prior Year Stock and Option Awards that are Outstanding and Unvested	$57,728,000	($27,495,000)
Plus, FMV of Stock and Option Awards Granted this Year and that Vested this Year	—	—
Plus, Change in Fair Value (from prior year-end) of Prior Year Stock and Option Awards that Vested this Year	$20,903,000	($7,418,000)
Less Prior Year Fair Value of Prior Year Stock and Option Awards that Failed to Vest this Year	—	—
Total Adjustments	$78,631,000	($38,850,884)
Compensation Actually Paid	$79,887,250	($30,811,711)
(3)	For the portion of “compensation actually paid” that is based on year-end stock prices, $27.00 was used for 2022 and $16.14 was used for 2021.
(4)	Amounts reported in this column represent the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Sell) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Sell) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Messrs. Bensley, Shaker, Venkatachaliah and Desai and (ii) for 2021, Messrs. Bensley, Shaker, Venkatachaliah, Desai and Halkias.
(5)	Amounts reported in this column represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Sell), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Sell) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation to determine the compensation actually paid:

2023 Proxy Statement | 64

Executive Compensation

Year	2021	2022
Average SCT Total Compensation	$4,001,770	$2,592,395
Less, value of Stock and Option Awards reported in SCT	$3,307,199	$1,875,036
Plus, Year-End value of Stock and Option Awards Granted in Fiscal Year that are Unvested and Outstanding	$4,366,866	$781,166
Plus, Change in Fair Value (from prior year-end) of Prior Year Stock and Option Awards that are Outstanding and Unvested	$780,300	($2,545,313)
Plus, FMV of Stock and Option Awards Granted this Year and that Vested this Year	—	—
Plus, Change in Fair Value (from prior year-end) of Prior Year Stock and Option Awards that Vested this Year	$20,359,025	($357,438)
Less Prior Year Fair Value of Prior Year Stock and Option Awards that Failed to Vest this Year	—	—
Total Adjustments	$22,198,992	($3,996,621)
Compensation Actually Paid	$26,200,762	($1,404,226)
(6)	Represents the peer group TSR (S&P 500 Health Care Index) as reflected in our Annual Report on Form 10-K pursuant to item 201(e) of Regulation S-K for the fiscal year ended December 31, 2022. Each year reflects what the cumulative value of $100 would be, including reinvestment of dividends, if such amount were invested on April 14, 2021.
(7)	Reflects “Net Income” in the Company’s Consolidated Financial Statements included in the Company’s Annual Reports on Form 10-K for each of the years ended December 31, 2022 and 2021.
(8)	Company-selected measure is Adjusted EBITDA, which is a non-GAAP financial measure that is defined as net income (loss) adjusted to exclude: (i) income (loss) from discontinued operations, net of income taxes, (ii) interest expense, (iii) income tax expense (benefit), (iv) depreciation and amortization, (v) geography entry costs, (vi) stock-based compensation expense, (vii) severance and related costs, and (viii) certain other items that are not considered by us in the evaluation of ongoing operating performance. We chose Adjusted EBITDA as our Company-selected measure for evaluating pay versus performance because, among other reasons, it is a performance metric in our annual incentive plan. See “Executive Compensation – Elements of Our Executive Compensation Program – Annual Incentive Compensation.”

Relationship between Pay and Performance. Below are graphs showing the relationship of “compensation actually paid” to our Chief Executive Officer and other NEOs in 2021 and 2022 to (1) the Company’s TSR, (2) the Company’s net income, (3) the Company’s Adjusted EBITDA, and (4) the relationship between TSR of the Company and TSR of the Company’s peer group.

“Compensation actually paid” (“CAP”), as required under SEC rules, reflects adjusted values to unvested and vested equity awards during the years shown in the table based on year-end stock prices, various accounting valuation assumptions estimated based on applicable GAAP, and projected performance modifiers, but does not reflect actual amounts paid out for those awards. CAP generally fluctuates due to stock price achievement and varying levels of projected and actual achievement of performance goals. For a discussion of how our Compensation Committee assessed the Company’s performance and our NEOs’ pay each year, see “Compensation Discussion and Analysis” in this proxy statement and in the proxy statements for 2021.

2023 Proxy Statement | 65

Executive Compensation

2023 Proxy Statement | 66

Executive Compensation

Listed below are the financial and non-financial performance measures which in our assessment represent the most important performance measures we use to link compensation actually paid to our NEOs, for 2022, to company performance. Adjusted EBITDA and growth in membership on Company platform are also metrics used to determine annual incentive compensation payouts. For more information on annual incentive compensation and actual payouts, see “Executive Compensation – Elements of Our Executive Compensation Program – Annual Incentive Compensation.”
Most Important Performance Measure for 2022
Adjusted EBITDA
Revenue
Growth in Membership on Company Platform(1)
Medical Margin(2)
(1)	Measured by reference to the growth in the total members live on the agilon platform between December 31, 2021 and December 31, 2022.
(2)	Medical margin represents the amount earned from medical services revenue after medical services expenses are deducted. Medical services expense represents costs incurred for medical services provided to our members. As our platform matures over time, we expect medical margin to increase in absolute dollars.

2023 Proxy Statement | 67

Security Ownership of Certain Beneficial Owners and Management.

agilon health

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of March 31, 2023 with respect to the ownership of our common stock by:

•	the selling stockholders and each person known to own beneficially more than five percent of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our current executive officers and directors as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Percentage computations are based on 414,464,566 shares of our common stock outstanding as of March 31, 2023.

Except as otherwise indicated in the footnotes to the table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise set forth in the footnotes to the table, the address for each listed stockholder is 6210 E. Highway 290, Suite 450, Austin, Texas 78723.

2023 Proxy Statement | 69

Security Ownership of Certain Beneficial Owners and Management

Name and Address of Beneficial Owner	Number of Shares Owned	Percent of Shares
5% Stockholders
CD&R Vector Holdings, L.P.(1)	194,611,308	47.0%
FMR LLC(2)	46,671,305	11.3%
Capital World Investors(3)	42,425,420	10.2%
Morgan Stanley(4)	37,574,546	9.1%
Wellington Management Group(5)	22,745,297	5.5%
Directors and Named Executive Officers
Ron Williams(6)	3,558,792	*
Sharad Mansukani, M.D.(7)	1,880,042	*
Diana McKenzie	—	*
Karen McLoughlin(8)	13,051	*
Clay Richards(9)	43,408	*
Jeffrey Schwaneke	—	*
William Wulf, M.D.(10)	343,392	*
Ravi Sachdev	—	*
Richard J. Schnall	—	*
Derek L. Strum	—	*
Steven J. Sell(11)	2,755,212	*
Timothy S. Bensley(12)	229,287	*
Benjamin Shaker(13)	887,103	*
Girish Venkatachaliah(14)	128,631	*
Veeral Desai(15)	1,869,278	*
All current directors and executive officers as a group (17 persons)(16)	15,080,991	3.6%

*Less than one percent.

(1)	CD&R Vector Holdings, L.P., CD&R Investment Associates IX, Ltd., and CD&R Associates IX, L.P. filed Amendment No. 1 to Schedule 13G on February 10, 2023, in which they reported shared voting and dispositive power over 194,611,308 shares. The mailing address for each of these entities is c/o Clayton, Dubilier & Rice, LLC, 375 Park Avenue, New York, New York 10152. The 194,611,308 shares are held directly by CD&R Vector Holdings, L.P. and may be deemed to be beneficially owned by CD&R Investment Associates IX, Ltd., as the general partner of CD&R Vector Holdings, L.P. CD&R Investment Associates IX, Ltd. expressly disclaims beneficial ownership of shares directly held by CD&R Vector Holdings, L.P. Investment and voting decisions with respect to the shares held by CD&R Vector Holdings, L.P. are made by an investment committee of limited partners of CD&R Associates IX, L.P., currently consisting of more than ten individuals, each of whom is also an investment professional of Clayton,

2023 Proxy Statement | 70

Security Ownership of Certain Beneficial Owners and Management

Dubilier & Rice, LLC (the “Investment Committee”). All members of the Investment Committee expressly disclaim beneficial ownership of the shares directly held by CD&R Vector Holdings, L.P. CD&R Investment Associates IX, Ltd. is managed by two directors, Donald J. Gogel and Nathan K. Sleeper, who may be deemed to share beneficial ownership of the shares of Common Stock directly held by CD&R Vector Holdings, L.P. Such persons expressly disclaim such beneficial ownership.

(2)	FMR LLC filed Amendment No. 1 to Schedule 13G on January 10, 2023, in which it reported sole voting power over 46,565,225 shares. The mailing address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(3)	Capital World Investors filed an amendment No. 1 to Schedule 13G on March 10, 2023, in which it reported sole voting and dispositive power over 42,425,420 shares. The mailing address of Capital World Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.
(4)	Morgan Stanley and Morgan Stanley Investment Management Inc. filed Amendment No.1 to Schedule 13G on February 8, 2023, in which they reported shared voting power over 34,984,859 shares and shared dispositive power over 37,574,546 shares. The mailing address for Morgan Stanley is c/o Morgan Stanley Investment Management Inc., 522 Fifth Avenue, New York, New York 10036.
(5)	Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP filed a Schedule 13G on February 6, 2023, in which they reported shared voting power over 21,953,403 shares and shared dispositive power over 21,953,403 shares. The mailing address for Wellington Management Group is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.
(6)	Includes 2,451,856 shares of common stock, 1,100,000 shares that Mr. Williams has the right to acquire through the exercise of stock options and 6,936 restricted stock units that will vest on April 14, 2023.
(7)	Includes 1,229,356 shares of common stock, 643,750 shares that Dr. Mansukani has the right to acquire through the exercise of stock options and 6,936 restricted stock units that will vest on April 14, 2023.
(8)	Includes 3,489 shares of common stock, 2,626 shares that Ms. McLoughlin has the right to acquire through the exercise of stock options and 6,936 restricted stock units that will vest on April 14, 2023.
(9)	Includes 28,656 shares of common stock, 3,908 shares that Mr. Richards has the right to acquire through the exercise of stock options, 3,908 options that will vest and become exercisable on April 14, 2023 and 6,936 restricted stock units that will vest on April 14, 2023.
(10)	Includes 116,456 shares of common stock, 200,000 shares that Dr. Wulf has the right to acquire through the exercise of stock options, 100,000 stock options that will vest and become exercisable on May 22, 2023 and 6,936 restricted stock units that will vest on April 14, 2023.
(11)	Includes 2,900 shares of common stock held under the Steven J. Sell and Margaret D. Williams Revocable Inter Vivos Trust Agreement, 2,700,000 shares that Mr. Sell has the right to acquire through the exercise of stock options, 40,121 options that will vest and become exercisable on April 14, 2023 and 12,191

2023 Proxy Statement | 71

Security Ownership of Certain Beneficial Owners and Management

restricted stock units that will vest on April 14, 2023. Excludes 556,200 shares held by the Sell Family Trust and the Sell Children’s Trust, each an irrevocable trust of which Mr. Sell is neither the trustee nor a beneficiary.

(12)	Includes 2,306 shares of common stock, 154,357 shares that Mr. Bensley has the right to acquire through the exercise of stock options, 65,502 options that will vest and become exercisable on April 14, 2023 and 7,122 restricted stock units that will vest on April 14, 2023.
(13)	Includes 1,889 shares of common stock, 855,722 shares that Mr. Shaker has the right to acquire through the exercise of stock options, 22,710 options that will vest and become exercisable on April 14, 2023 and 6,782 restricted stock units that will vest on April 14, 2023.
(14)	Includes 882 shares of common stock, 82,383 shares that Mr. Venkatachaliah has the right to acquire through the exercise of stock options, 41,299 options that will vest and become exercisable on April 14, 2023 and 4,067 restricted stock units that will vest on April 14, 2023.
(15)	Includes 251,507 shares of common stock, 1,587,168 shares that Mr. Desai has the right to acquire through the exercise of stock options, 23,551 options that will vest and become exercisable on April 14, 2023 and 7,052 restricted stock units that will vest on April 14, 2023.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, directors and the CD&R Investor, we believe that our executive officers, directors, and the CD&R Investor complied with all Section 16(a) filing requirements during 2022, except for the following, each of which was filed late due to administrative error and through no fault of the reporting person: Forms 4 for Bill Wulf, M.D., Karen McLoughlin, Clay Richards, Steven J. Sell, Michael Smith, Ron Williams, Michelle A. Gourdine, M.D. and Sharad Mansukani, M.D., each of which is dated April 20, 2022; Forms 4 for Benjamin Shaker, Girish Venkatachaliah, Timothy S. Bensley, Veeral Desai and Benjamin Kornitzer, M.D., dated April 20, 2022, and for each of which a Form 4 Amendment was filed on September 29, 2022; and a Form 4 for Benjamin Shaker, dated April 21, 2022, for which a Form 4 Amendment was filed on October 21, 2022.

2023 Proxy Statement | 72

Certain Relationships and Related Party Transactions

Policies and Procedures for Related Person Transactions

Our board of directors has approved policies and procedures with respect to the review and approval of certain transactions between us and a Related Person or a Related Person Transaction each as defined below (the “Related Person Transaction Policy”). Under the terms of the Related Person Transaction Policy, our board of directors, acting through our Audit Committee, must review and determine whether to approve any Related Person Transaction. Any Related Person Transaction is required to be reported to our legal department, which will then determine whether it should be submitted to our Audit Committee for consideration. The Audit Committee must then review and determine whether to approve any Related Person Transaction.

For the purposes of the Related Person Transaction Policy, a “Related Person Transaction” means a transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which we including any of our subsidiaries were, are or will be a participant, and in which any Related Person had, has or will have a direct or indirect interest; and a “Related Person” means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of agilon health or a nominee to become a director of agilon health; any person who is the beneficial owner of more than five percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and “spouse” includes an individual married to a person of the same sex if the couple is lawfully married under state law, regardless of the individual’s domicile; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of ten percent or more.

CD&R Stockholder Agreement

In connection with our IPO, we entered into the CD&R Stockholder Agreement with the CD&R Investor. The CD&R Stockholder Agreement grants the CD&R Investor the right to designate for nomination for election to our board of directors a number of CD&R Designees equal to:

•	at least a majority of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 50% of the outstanding shares of our common stock;
•	at least 40% of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 40% but less than 50% of the outstanding shares of our common stock;
•	at least 30% of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 30% but less than 40% of the outstanding shares of our common stock;

2023 Proxy Statement | 74

Certain Relationships and Related Party Transactions

•	at least 20% of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 20% but less than 30% of the outstanding shares of our common stock; and
•	at least 5% of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 5% but less than 20% of the outstanding shares of our common stock.

For purposes of calculating the number of CD&R Designees that the CD&R Investor is entitled to nominate under the formula outlined above, any fractional amounts would be rounded up to the nearest whole number and the calculation would be made on a pro forma basis after taking into account any increase in the size of our board of directors. If the CD&R Investor beneficially owns less than 5% of the outstanding shares of common stock, the CD&R Investor will no longer be entitled to designate any designees for nomination by the board of directors.

With respect to any vacancy of a CD&R-designated director, the CD&R Investor has the right to designate a new director for election by a majority of the remaining directors then in office.

The CD&R Stockholder Agreement provides that a CD&R Designee will serve as the Chairman of our board of directors as long as the CD&R Investor beneficially owns at least 25% of the outstanding shares of our common stock.

The CD&R Stockholder Agreement also grants to the CD&R Investor certain other rights, including specified information and access rights.

Registration Rights Agreement

In connection with our IPO, we entered into a registration rights agreement with the CD&R Investor. The registration rights agreement grants to the CD&R Investor and its permitted assigns customary Form S-1 and Form S-3 demand registration rights and piggyback registration rights, in each case subject to customary terms and conditions.

We are a party to registration rights agreements with each of our pre-IPO stockholders, including the Morgan Stanley Investor and the Capital World Investor. The registration rights agreements grant to the existing stockholders and each of their respective permitted assigns, customary Form S-3 demand registration rights and piggyback registration rights, in each case subject to customary terms and conditions.

2023 Proxy Statement | 75

Certain Relationships and Related Party Transactions

Indemnification

We are a party to an indemnification agreement (the “Indemnification Agreement”) with the CD&R Investor, Clayton, Dubilier & Rice Fund IX, L.P., Clayton, Dubilier & Rice Fund IX-A, L.P., CD&R Advisor Fund IX, L.P. (together, the “CD&R Funds”) and CD&R, pursuant to which we indemnify the CD&R Investor, the CD&R Funds and CD&R and each of their respective affiliates, successors, assigns, directors, officers, partners, members, employees, agents, advisors, consultants, representatives and controlling persons, against certain liabilities arising out of performance of the consulting agreements and any transaction fee agreements and certain other claims and liabilities, including liabilities arising out of financing arrangements and securities offerings. Our indemnification obligations under the Indemnification Agreements are primary to any similar rights to which any indemnitee may be entitled under any other agreement or document.

We are a party to indemnification agreements with our directors. The indemnification agreements provide the directors with contractual rights to indemnification and expense advancement.

2023 Proxy Statement | 76

Proposal 1: Election of Directors

The following individuals, all of whom are currently serving on our board of directors, are nominated for election this year as Class II directors:

•	Ron Williams
•	Derek L. Strum
•	Karen McLoughlin
•	Diana McKenzie

If elected, each of these individuals will serve as a Class II director until the 2026 Annual Meeting of Stockholders and until their successor has been elected and qualified, or until their earlier death, resignation or removal. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our board of directors may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a Class II director.

The relevant experiences, qualifications, attributes or skills of each nominee that led our board of directors to recommend the above persons as a nominee for director are described above in the section entitled “The Board of Directors and Corporate Governance.”

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE CLASS II NOMINEES LISTED ABOVE.

2023 Proxy Statement | 78

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023 and recommends that the stockholders vote for ratification of such selection. The Audit Committee has sole and direct responsibility for the appointment, retention, termination, compensation, evaluation, and oversight of the work of any independent registered public accounting firm engaged by the Company. In the event of a negative vote on the ratification, the Audit Committee may reconsider its appointment of Ernst & Young LLP for the year ending December 31, 2023; however, the Audit Committee will consider the outcome of the vote for the year ending December 31, 2023, and when making appointments of our independent registered public accounting firm in future years.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.

Audit Fees and Related Fees

The following table presents, for the years ended December 31, 2021 and 2022, fees for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements, audit-related services, tax services and all other services. In accordance with the SEC’s definitions and rules, “audit fees” are fees we paid Ernst & Young LLP for professional services for the audit of our Consolidated Financial Statements included in our Annual Report on Form 10-K, review of the financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements; and “tax fees” are fees for tax compliance, tax advice and tax planning.

	Year Ended December 31,
	2022	2021
Audit Fees(1)	$5,615,500	$2,865,000
Tax Fees(2)	$ —	$ —

(1)	Audit fees include fees related to the audits of the Company and other services associated with regulatory filings as well as other fees associated with audits of certain subsidiaries of the Company and other professional services related to our IPO, including in relation to our registration statement on Form S-1.
(2)	Includes services rendered in connection with tax planning, compliance and tax return preparation fees.

2023 Proxy Statement | 80

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

Pre-Approval Policies and Procedures

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee charter provides that the Audit Committee of the board of directors has the sole authority and responsibility to pre-approve all audit services, audit- related tax services and other permitted services to be performed for the Company by its independent auditors and the related fees. Under its charter and in compliance with rules of the SEC and Public Company Accounting Oversight Board (“PCAOB”), the Audit Committee established a pre-approval policy that requires the pre-approval of all services to be performed by the independent auditors. The independent auditors may be considered for other services not specifically approved as audit services or audit-related services and tax services so long as the services are not prohibited by SEC or PCAOB rules and would not otherwise impair the independence of the independent auditor.

All of the services performed by Ernst & Young LLP during the years ended December 31, 2022 and 2021 were approved in advance by the Audit Committee pursuant to the pre-approval policy.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2023.

2023 Proxy Statement | 81

Proposal 3: Advisory Vote to Approve Executive Compensation

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, the Company’s stockholders are entitled to approve, on an advisory basis, the compensation of our named executive officers. This non-binding advisory vote, commonly known as a “Say on Pay” vote, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

As described in the “Compensation Discussion and Analysis” section of this proxy statement (the “CD&A”), the Compensation and Human Capital Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy has been and continues to be to pay our executives based on our performance. In particular, the Compensation and Human Capital Committee strives to attract and retain highly motivated, qualified and experienced executives, focus the attention of the named executive officers on the strategic, operational and financial performance of the Company and encourage the named executive officers to meet long-term performance objectives and increase stockholder value. To do so, the Compensation and Human Capital Committee uses a combination of short- and long-term incentive compensation to motivate and reward executives who have the ability to significantly influence our long-term financial success and who are responsible for effectively managing our operations in a way that maximizes stockholder value. It is always the intention of the Compensation and Human Capital Committee that our executive officers be compensated competitively with the market and consistently with our business strategy, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our named executive officers are reasonable and not excessive.

For these reasons, the board of directors is asking stockholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in accordance with the rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is APPROVED.”

As you consider this Proposal 3, we urge you to read the CD&A section of this proxy statement for additional details on our executive compensation for 2022, including the more detailed information about our compensation philosophy and objectives and the past compensation of our named executive officers, and to review the tabular disclosures regarding named executive officer compensation together with the accompanying narrative disclosures in the “Executive Compensation” section of this proxy statement.

2023 Proxy Statement | 83

Proposal 3: Advisory Vote to Approve Executive Compensation

As an advisory vote, Proposal 3 is not binding on our board of directors or the Compensation and Human Capital Committee, will not overrule any decisions made by our board of directors or the Compensation and Human Capital Committee, or require our board of directors or the Compensation and Human Capital Committee to take any specific action. Although the vote is non-binding, our board of directors and the Compensation and Human Capital Committee value the opinions of our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

2023 Proxy Statement | 84

Other Business

The board of directors does not know of any matters which will be brought before the Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named in the Company’s proxy will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

A list of stockholders entitled to be present and vote at the Annual Meeting will be available at 6210 E. Highway 290, Suite 450, Austin, Texas 78723 for inspection by the stockholders from April 11, 2023, to the date of the Annual Meeting. The list also will be available during the Annual Meeting for inspection by stockholders who are present.

Whether or not you expect to attend the Annual Meeting, we urge you to vote via the Internet, as instructed on the proxy card and Notice of Internet Availability or, if so requested, by executing and returning the requested proxy card in the postage paid envelope that will be provided, so that your shares may be represented at the Annual Meeting.

By Order of the Board of Directors,

Denise Zamore Chief Legal Officer and Corporate Secretary April 14, 2023

2023 Proxy Statement | 86

Other Business

Website References

Information contained on or connected to any website referenced in this Proxy Statement is not incorporated by reference in this Proxy Statement or in any other report or document we file with the SEC. We routinely use our Investor Relations website to provide presentations, press releases, and other information that may be deemed material to investors. Accordingly, we encourage investors and others interested in the Company to review the information that we share at http://investors.agilonhealth.com. In addition, our Investor Relations website allows interested persons to sign up to automatically receive e-mail alerts when we post financial information.

2023 Proxy Statement | 87

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AGL2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Ron Williams	☐	☐	☐
1b. Derek L. Strum	☐	☐	☐
1c. Diana L. McKenzie	☐	☐	☐
1d. Karen McLoughlin	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm.	☐	☐	☐
3. To approve, by non-binding vote, executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000608043_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

AGILON HEALTH, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
MAY 24, 2023

The shareholder(s) hereby appoint(s) Steven J. Sell and Timothy S. Bensley, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of agilon health, inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/AGL2023 at 12:00 p.m., Eastern Time on Wednesday, May 24, 2023, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

0000608043_2 R1.0.0.6

Continued and to be signed on reverse side